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Exhibit 99.3

Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations

MANAGEMENT OVERVIEW

        IAC is a leading media and internet company comprised of more than 150 brands and products, including Match.com, Ask.com, CollegeHumor.com, and CityGrid Media. Focused in the areas of search, personals, local and media, IAC's family of websites is one of largest in the world, with 1.2 billion monthly visits across more than 30 countries.

Sources of Revenue

        Substantially all of the revenue from our Search & Applications segment is derived from online advertising, with most of this revenue attributable to our paid listing supply agreement with Google. The revenue earned from our Match segment is derived primarily from subscription fees for its subscription based online personals services and from online advertising. Local consists of HomeAdvisor and CityGrid Media. HomeAdvisor's revenue is derived from fees paid by members of its network of service professionals for consumer leads, regardless of whether the service professional that receives the lead ultimately provides the requested service, as well as from one-time fees charged upon enrollment and activation of new service professionals in its network. CityGrid Media revenue is derived from online advertising. The revenue earned by the Media segment is derived from online advertising and content production. The revenue earned by the Other segment is derived principally from merchandise sales.

Strategic Partnerships, Advertiser Relationships and Online Advertising Spend

        Our various businesses provide supplier partners with important customer acquisition channels and we believe that the ability of our supplier partners to reach a large qualified audience through our services is a significant benefit. While we aim to build and maintain strong relationships with our supplier partners, we may not succeed in these efforts and there is always the risk that certain supplier partners may not make their products and services available to us in the future.

        A significant component of the Company's revenue is attributable to a paid listing supply agreement with Google, which expires on March 31, 2016. For the years ended December 31, 2011, 2010 and 2009, revenue earned from Google was $970.4 million, $727.9 million and $561.9 million, respectively. This revenue was earned by the businesses comprising the Search & Applications segment.

        We market and offer our products and services directly to consumers through branded websites and membership programs, allowing consumers to transact directly with us in a convenient manner. We have made, and expect to continue to make, substantial investments in online and offline advertising to build our brands and drive traffic to our websites and consumers and advertisers to our businesses.

        We pay traffic acquisition costs, which consist of payments made to partners who distribute our B2B customized browser based applications, integrate our paid listings into their websites or direct traffic to our websites. We also pay to market and distribute our services on third party distribution channels, such as internet portals and search engines. In addition, some of our businesses manage affiliate programs, pursuant to which we pay commissions and fees to third parties based on revenue earned. These distribution channels might also offer their own products and services, as well as those of other third parties, which compete with those we offer.

        The cost of acquiring new consumers through online and offline third party distribution channels has increased, particularly in the case of online channels as internet commerce continues to grow and competition in the segments in which IAC's businesses operate increases.

Results of operations for the years ended December 31, 2011, 2010 and 2009

Revenue

	Years ended December 31,
	2011	$ Change	% Change	2010	$ Change	% Change	2009
	(Dollars in thousands)
Revenue:
Search & Applications	$1,040,507	$235,223	29%	$805,284	$155,642	24%	$649,642
Match	518,027	117,304	29%	400,723	58,125	17%	342,598
Local	303,418	39,669	15%	263,749	33,323	14%	230,426
Media	70,164	20,472	41%	49,692	34,859	235%	14,833
Other	128,065	9,316	8%	118,749	7,984	7%	110,765
Inter segment elimination	(737)	645	47%	(1,382)	187	12%	(1,569)

Total	$2,059,444	$422,629	26%	$1,636,815	$290,120	22%	$1,346,695

  For the year ended December 31, 2011 compared to the year ended December 31, 2010

        Revenue in 2011 increased from 2010 as a result of increases of $235.2 million from Search & Applications, $117.3 million from Match, $39.7 million from Local and $20.5 million from Media.

        Search & Applications revenue increased 29% to $1.0 billion, reflecting strong growth from both Applications (which includes our direct to consumer applications business (B2C) and our partnership operations (B2B), as well as downloadable applications related to Ask.com and Dictionary.com) and Websites (which includes Ask.com, Pronto and Dictionary.com, excluding downloadable applications related to the aforementioned sites). Applications revenue grew 43% to $540.4 million, reflecting increased contribution from both existing and new partners and new products launched since the year ago period. Websites revenue grew 17% to $500.1 million, reflecting strong query gains driven primarily by increased marketing and content optimization.

        Match revenue increased 29% to $518.0 million benefiting from growth within its Core and Developing operations and the contribution of Meetic, which was consolidated beginning September 1, 2011. Core, which consists of Match.com in the U.S., People Media and Chemistry, increased revenue 18% to $398.6 million driven by an increase in subscribers. Developing, which consists of OkCupid, Singlesnet, mobile-only products and its non-Meetic international operations, increased revenue 19% to $73.3 million driven primarily from display advertising revenue from the acquisition in 2011 of OkCupid, as well as from Match's venture with Meetic in Latin America, which was not reflected in the full prior year period, partially offset by lower subscription revenue from Singlesnet, as we continue to reduce marketing of this service. Meetic revenue of $46.1 million was negatively impacted by the write-off of $32.6 million of deferred revenue in connection with its acquisition. Excluding the results of Meetic, revenue grew 18% to $471.9 million. Revenue in the prior year period was negatively impacted by the write-off of $4.1 million in deferred revenue associated with the Singlesnet acquisition and the formation of our venture with Meetic in Latin America.

        Local revenue increased 15% to $303.4 million, benefiting from growth in both HomeAdvisor's domestic and international operations. HomeAdvisor domestic revenue growth reflects an 8% increase in service request accepts, which was driven, in part, by a 9% increase in service requests. HomeAdvisor domestic growth also reflects an increase in revenue from website design and hosting services. HomeAdvisor international revenue growth reflects a 43% increase in service request accepts, which was driven, in part, by a 44% increase in service requests and a 15% increase in service professionals. A service request can be transmitted to more than one service professional and is deemed accepted upon transmission. CityGrid Media revenue increased primarily due to growth from existing resellers and increased display advertising.

        Media revenue increased 41% to $70.2 million primarily reflecting growth at Electus, Notional and Vimeo, partially offset by a decrease in revenue from The Daily Beast, which following the formation of the joint venture with Harman Newsweek on January 31, 2011, has been accounted for as an equity method investment.

  For the year ended December 31, 2010 compared to the year ended December 31, 2009

        Revenue in 2010 increased from 2009 as a result of increases of $155.6 million from Search & Applications, $58.1 million from Match, $34.9 million from Media and $33.3 million from Local.

        Search & Applications revenue increased 24% to $805.3 million, reflecting growth in Applications and Websites. Applications and Websites revenue increased 48% and 8%, respectively, to $376.7 million and $428.6 million, respectively. The increase in Applications revenue was attributable to new partners and growth from existing partners, as well as enhancements within our proprietary toolbar business. The increase in Websites revenue was driven by increased traffic acquisition efforts.

        Match revenue increased 17% to $400.7 million, reflecting solid growth in its Core operations, including the contribution from People Media, acquired July 13, 2009. Revenue in 2010 also increased due to Singlesnet, acquired March 2, 2010, and a venture with Meetic in Latin America, which was formed on March 10, 2010. These increases in revenue were partially offset by the effects of the sale of Match Europe to Meetic on June 5, 2009. Excluding the results of People Media from both 2010 and 2009, Match Europe from 2009 and Singlesnet and the Latin America venture from 2010, revenue grew 11%.

        Media revenue increased 235% to $49.7 million reflecting the contribution from Notional and Electus, which were not in the full prior year period, and growth at CollegeHumor and Vimeo.

        Local revenue increased 14% to $263.7 million, reflecting growth from both HomeAdvisor and CityGrid Media. HomeAdvisor revenue benefited from a 14% increase in service requests and a 19% increase in service request accepts domestically and from growth internationally, partially offset by lower average lead acceptance fees. The increase in service requests was driven primarily by increased online and offline marketing efforts. The increase in service request accepts was driven, in part, by a 22% increase in service providers. CityGrid Media revenue increased primarily due to the contribution from new resellers and growth from existing resellers.

Cost of revenue

	Years ended December 31,
	2011	$ Change	% Change	2010	$ Change	% Change	2009
	(Dollars in thousands)
Cost of revenue	$761,244	$167,428	28%	$593,816	$163,967	38%	$429,849
As a percentage of revenue	37%		68 bp	36%		436 bp	32%

bp = basis points

        Cost of revenue consists primarily of traffic acquisition costs. Traffic acquisition costs consist of payments made to partners who distribute our B2B customized browser based applications, integrate our paid listings into their websites or direct traffic to our websites. These payments include amounts based on revenue share and other arrangements. Cost of revenue also includes Shoebuy's cost of products sold and shipping and handling costs, production costs related to digital content produced by Electus and other businesses within our Media segment, content acquisition costs, expenses associated with the operation of the Company's data centers, including compensation and other employee-related costs (including stock based compensation) for personnel engaged in data center functions, rent, energy and bandwidth costs.

  For the year ended December 31, 2011 compared to the year ended December 31, 2010

        Cost of revenue in 2011 increased from 2010 primarily due to increases of $119.9 million from Search & Applications, $14.4 million from Media, $13.2 million from Local, $9.8 million from Match and $9.5 million from Other. The increase from Search & Applications was primarily due to an increase of $111.2 million in traffic acquisition costs related to the increase in revenue. As a percentage of revenue, traffic acquisition costs at Search & Applications increased over the prior year period due to an increase in the proportion of revenue from our B2B customized browser based applications and other arrangements with third parties who direct traffic to our websites. Cost of revenue from Media increased primarily due to an increase in production costs at Electus related to the increase in its revenue. Also contributing to the increase from Media are increases from Vimeo and Notional, partially offset by a decrease from The Daily Beast, which has been accounted for as an equity method investment since January 31, 2011 as described above. Cost of revenue from Local increased primarily due to an increase in traffic acquisition costs at CityGrid Media. The increase from Match is primarily due to the acquisition of Meetic. Cost of revenue from Other increased primarily due to an increase of $7.7 million in the cost of products sold at Shoebuy resulting from increased sales.

  For the year ended December 31, 2010 compared to the year ended December 31, 2009

        Cost of revenue in 2010 increased from 2009 primarily due to increases of $110.7 million from Search & Applications, $23.3 million from Media, $12.0 million from Local and $10.3 million from Match. The increase from Search & Applications was primarily due to an increase of $101.3 million in traffic acquisition costs related to the increase in revenue. As a percentage of revenue, traffic acquisition costs increased over the prior year due to an increase in the proportion of revenue from our B2B customized browser based applications and other arrangements with third parties who direct traffic to our websites, as well as a shift in partner mix to partners carrying higher traffic acquisition costs. Cost of revenue from Media increased due to Notional, which was not in the full prior year period, and The Daily Beast. Cost of revenue from Local increased primarily due to an increase in traffic acquisition costs at CityGrid Media. The increase from Match was primarily due to the acquisitions of People Media and Singlesnet and the formation of the Latin America venture, partially offset by the sale of Match Europe to Meetic.

Selling and marketing expense

	Years ended December 31,
	2011	$ Change	% Change	2010	$ Change	% Change	2009
	(Dollars in thousands)
Selling and marketing expense	$614,174	$121,968	25%	$492,206	$28,767	6%	$463,439
As a percentage of revenue	30%		(25) bp	30%		(434) bp	34%

        Selling and marketing expense consists primarily of advertising and promotional expenditures and compensation and other employee-related costs (including stock-based compensation) for personnel engaged in sales, sales support and customer service functions. Advertising and promotional expenditures include online marketing, including fees paid to search engines and third parties that distribute our B2C downloadable applications, and offline marketing, principally television and radio advertising.

  For the year ended December 31, 2011 compared to the year ended December 31, 2010

        Selling and marketing expense in 2011 increased from 2010 primarily due to increases of $66.8 million from Search & Applications and $49.6 million from Match. The increase from Search & Applications is due to an increase of $66.2 million in advertising and promotional expenditures due to increased online marketing related to Ask.com and new B2C downloadable applications since the year ago period. Selling and marketing expense at Match increased primarily due to the acquisition of Meetic and increases in offline and online marketing spend associated with the OurTime.com website and an advertising agreement entered into during the second quarter of 2010 with Yahoo! Inc. ("Yahoo").

  For the year ended December 31, 2010 compared to the year ended December 31, 2009

        Selling and marketing expense in 2010 increased from 2009 primarily due to increases of $15.1 million from Match and $13.8 million from Local. The increase from Match is primarily due to an increase of $13.3 million in advertising and promotional expenditures related primarily to an advertising agreement entered into during the second quarter of 2010 with Yahoo as well as the impact of the acquisitions of People Media and Singlesnet and the formation of the Latin America venture, partially offset by the sale of Match Europe to Meetic. Selling and marketing expense from Local increased primarily due to increases of $12.4 million and $3.5 million in marketing and compensation and other employee-related costs, respectively, partially offset by a decrease in bad debt expense. The increase in compensation and other employee-related costs from Local is primarily due to the expansion of HomeAdvisor's sales force, partially offset by a decrease in compensation and other employee related costs at CityGrid Media, due in part, to a decrease in average headcount.

General and administrative expense

	Years ended December 31,
	2011	$ Change	% Change	2010	$ Change	% Change	2009
	(Dollars in thousands)
General and administrative expense	$328,728	$12,228	4%	$316,500	$34,107	12%	$282,393
As a percentage of revenue	16%		(337) bp	19%		(163) bp	21%

        General and administrative expense consists primarily of compensation and other employee-related costs (including stock based compensation) for personnel engaged in executive management, finance, legal, tax and human resources, facilities costs and fees for professional services.

  For the year ended December 31, 2011 compared to the year ended December 31, 2010

        General and administrative expense in 2011 increased from 2010 primarily due to increases of $18.0 million from Match, partially offset by a decrease of $10.9 million from Search & Applications. The increase from Match resulted primarily from the acquisition of Meetic, as well as an increase in professional fees due, in part, to $4.0 million in transaction fees associated with the Meetic acquisition, and operating expenses from OkCupid, which was not in the prior year period. General and administrative expense from Search & Applications decreased primarily due to a decrease in compensation and other employee-related costs, lower professional fees, including a decrease in litigation related expenses, and the inclusion in 2010 of lease termination costs associated with the Ask.com restructuring. As a percentage of revenue, general and administrative expense decreased from 2010 primarily due to operating expense leverage.

  For the year ended December 31, 2010 compared to the year ended December 31, 2009

        General and administrative expense in 2010 increased from 2009 primarily due to increases of $12.9 million from Media, $12.4 million from corporate and $7.8 million from Local. The increase from Media is principally due to Electus and Notional, which were not in the full prior year period, as well as increased operating expenses associated with Vimeo. General and administrative expense from corporate increased primarily due to an increase of $10.3 million in non-cash compensation expense and $5.3 million of transaction expenses in 2010 related to the exchange of substantially all of Liberty Media Corporation's ("Liberty") equity stake in IAC, partially offset by lower salary expense. On December 1, 2010, the Company entered into a stock exchange agreement with Liberty. Under the agreement, Liberty agreed to exchange with IAC 4.3 million shares of common stock and 8.5 million shares of Class B common stock, which were valued at $364.2 million based on the closing price of IAC common stock on

December 1, 2010, for Evite, Gifts.com and IAC Advertising Solutions and $217.9 million in cash (referred to herein as the "Liberty Exchange"). The increase in non-cash compensation expense is primarily related to an increase in expense attributable to awards granted subsequent to the second quarter of 2009, partially offset by awards having become fully vested. General and administrative expense at Local increased primarily due to higher compensation and other employee-related costs.

Product development expense

	Years ended December 31,
	2011	$ Change	% Change	2010	$ Change	% Change	2009
	(Dollars in thousands)
Product development expense	$78,760	$13,663	21%	$65,097	$7,254	13%	$57,843
As a percentage of revenue	4%		(15) bp	4%		(32) bp	4%

        Product development expense consists primarily of compensation and other employee-related costs (including stock-based compensation) that are not capitalized for personnel engaged in the design, development, testing and enhancement of product offerings and related technology.

  For the year ended December 31, 2011 compared to the year ended December 31, 2010

        Product development expense in 2011 increased from 2010 primarily due to increases of $7.7 million from Match and $4.6 million from Search & Applications. The increase from Match is primarily due to an increase in compensation and other employee related costs due, in part, to recent acquisitions as well as an increase in headcount. Contributing to the increase at Search & Applications is a decrease in costs being capitalized in the current year period, partially offset by lower compensation and other employee-related costs due, in part, to staff reductions that took place during the fourth quarter of 2010 associated with the Ask.com restructuring.

  For the year ended December 31, 2010 compared to the year ended December 31, 2009

        Product development expense in 2010 increased from 2009 primarily due to increases of $3.3 million from Match and $2.3 million from Search & Applications. Contributing to the increase at Match is an increase in compensation and other employee related costs driven by growth in headcount related to recent acquisitions. The increase from Search & Applications is primarily due to the inclusion in 2010 of employee termination costs associated with the Ask.com restructuring.

Depreciation

	Years ended December 31,
	2011	$ Change	% Change	2010	$ Change	% Change	2009
	(Dollars in thousands)
Depreciation	$56,719	$(7,178)	(11)%	$63,897	$2,506	4%	$61,391
As a percentage of revenue	3%		(115) bp	4%		(65) bp	5%

  For the year ended December 31, 2011 compared to the year ended December 31, 2010

        Depreciation in 2011 decreased from 2010 primarily due to the write-off of certain assets in the prior year period, partially offset by the write-off of $4.9 million in capitalized software costs in the third quarter of 2011 associated with the exit from the Company's direct sponsored listings business.

  For the year ended December 31, 2010 compared to the year ended December 31, 2009

        Depreciation in 2010 increased from 2009 primarily due to the write-off of certain capitalized software costs associated with the Ask.com restructuring.

Operating income before amortization

	Years ended December 31,
	2011	$ Change	% Change	2010	$ Change	% Change	2009
	(Dollars in thousands)
Search & Applications	$204,980	$64,188	46%	$140,792	$36,936	36%	$103,856
Match	156,274	34,217	28%	122,057	27,933	30%	94,124
Local	28,284	17,613	165%	10,671	(1,686)	(14)%	12,357
Media	(15,845)	6,004	27%	(21,849)	(6,331)	(41)%	(15,518)
Other	(2,499)	(4,590)	NM	2,091	9,584	NM	(7,493)
Corporate	(62,787)	1,396	2%	(64,183)	1,282	2%	(65,465)

Total	$308,407	$118,828	63%	$189,579	$67,718	56%	$121,861

NM = not meaningful

  For the year ended December 31, 2011 compared to the year ended December 31, 2010

        Operating Income Before Amortization in 2011 increased from 2010 primarily due to increases of $64.2 million from Search & Applications, $34.2 million from Match and $17.6 million from Local.

        Search & Applications Operating Income Before Amortization increased 46% to $205.0 million, benefiting from the higher revenue noted above and decreases of $10.9 million in general and administrative expense, $10.3 million in depreciation, and lower product development expense as a percentage of revenue, partially offset by increases of $111.2 million in traffic acquisition costs and $66.8 million in selling and marketing expense. The decrease in general and administrative expense is primarily due to a decrease in compensation and other employee-related costs, lower professional fees, including a decrease in litigation related expenses, and the inclusion in 2010 of lease termination costs associated with the Ask.com restructuring. The decrease in depreciation is due to the write-off of certain assets in the prior year period, partially offset by the write-off of $4.9 million in capitalized software costs in the third quarter of 2011 associated with the exit from our direct sponsored listings business. As a percentage of revenue, product development expense decreased primarily due to staff reductions that took place during the fourth quarter of 2010. The increase in traffic acquisition costs is primarily due to the increase in revenue. As a percentage of revenue, traffic acquisition costs increased over the prior year period due to an increase in the proportion of revenue from our B2B customized browser based applications and other arrangements with third parties who direct traffic to our websites. The increase in selling and marketing expense is primarily due to an increase in advertising and promotional expenditures driven primarily by increased online marketing related to Ask.com and new B2C downloadable applications since the year ago period.

        Match Operating Income Before Amortization increased 28% to $156.3 million, primarily due to the higher Core and Developing revenue noted above, partially offset by losses at Meetic resulting from the write-off of $32.6 million of deferred revenue in connection with its acquisition. Operating Income Before Amortization was further impacted by increases in selling and marketing expense, general and administrative expense and product development expense. The increase in selling and marketing expense is due to an increase of $22.7 million in advertising and promotional expenditures primarily related to offline and online marketing spend associated with the OurTime.com website and an advertising agreement entered into during the second quarter of 2010 with Yahoo. General and administrative expense increased from 2010, primarily due to an increase in professional fees due, in part, to $4.0 million in transaction fees associated with the Meetic acquisition, as well as operating expenses from OkCupid, which was not in the prior year period. The increase in product development expense is primarily due to an increase in compensation and other employee-related costs related to an increase in headcount.

        Local Operating Income Before Amortization increased 165% to $28.3 million, primarily due to profitability at CityGrid Media in the current year as compared to a loss in the prior year.

  For the year ended December 31, 2010 compared to the year ended December 31, 2009

        Operating Income Before Amortization in 2010 increased from 2009 primarily due to increases of $36.9 million and $27.9 million from Search & Applications and Match, respectively.

        Search & Applications Operating Income Before Amortization increased 36% to $140.8 million, primarily due to the higher revenue noted above, partially offset by increases of $101.3 million in traffic acquisition costs. The increase in traffic acquisition costs is primarily due to the increase in revenue. As a percentage of revenue, traffic acquisition costs increased over the prior year due to an increase in the proportion of revenue from our B2B customized browser-based applications and other arrangements with third parties who direct traffic to our websites, as well as a shift in partner mix to partners carrying higher traffic acquisition costs.

        Match Operating Income Before Amortization increased 30% to $122.1 million primarily due to the increase in revenue noted above, partially offset by increases of $15.1 million in selling and marketing expense, $10.3 million in cost of revenue and $3.3 million in product development expense. The increases in these expenses reflect the acquisitions of People Media and Singlesnet and the formation of the Latin America venture, partially offset by the sale of Match Europe. The increase in selling and marketing expense was further impacted by an increase in advertising and promotional expenditures due to an advertising agreement entered into during the second quarter of 2010 with Yahoo.

Operating income (loss)

	Years ended December 31,
	2011	$ Change	% Change	2010	$ Change	% Change	2009
	(Dollars in thousands)
Search & Applications	$204,006	$75,650	59%	$128,356	$1,096,013	NM	$(967,657)
Match	137,555	22,188	19%	115,367	30,712	36%	84,655
Local	25,533	17,128	204%	8,405	4,431	112%	3,974
Media	(16,275)	7,110	30%	(23,385)	(7,324)	(46)%	(16,061)
Other	(3,896)	27,704	88%	(31,600)	(22,435)	(245)%	(9,165)
Corporate	(149,161)	(1,813)	(1)%	(147,348)	(13,615)	(10)%	(133,733)

Total	$197,762	$147,967	297%	$49,795	$1,087,782	NM	$(1,037,987)

        Refer to Note 15 to the consolidated financial statements for reconciliations by segment of Operating Income Before Amortization to operating income (loss).

  For the year ended December 31, 2011 compared to the year ended December 31, 2010

        Operating income in 2011 increased from 2010 primarily due to an increase of $118.8 million in Operating Income Before Amortization described above and decreases of $28.0 million in goodwill and $15.5 million in intangible asset impairment charges, described below, partially offset by an increase of $4.3 million in non-cash compensation expense. The increase in non-cash compensation expense is primarily related to equity grants issued subsequent to 2010 and the impact of the cancellation and acceleration of certain equity awards during the second and third quarters of 2011, respectively, partially offset by awards becoming fully vested. Excluding the intangible asset impairment charge in 2010, amortization of intangibles increased $10.1 million primarily due to the acquisition of Meetic.

        At December 31, 2011, there was $107.8 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity based awards, which is expected to be recognized over a weighted average period of approximately 2.1 years.

  For the year ended December 31, 2010 compared to the year ended December 31, 2009

        Operating income in 2010 increased from 2009 primarily due to a decrease of $888.8 million in goodwill impairment charges described below and an increase of $67.7 million in Operating Income Before Amortization described above. Further contributing to the increase in operating income are decreases of $16.8 million in amortization of intangibles, exclusive of the impairment charges noted below, and $15.9 million in amortization of non-cash marketing, partially offset by an increase of $14.2 million in non-cash compensation expense. The decrease in amortization of intangibles is primarily due to a decrease at Search & Applications, partially offset by an increase at Match relating to the acquisition of Singlesnet and its venture formed with Meetic in Latin America. The amortization of non-cash marketing referred to in this report consists of non-cash advertising credits secured from Universal Television as part of the transaction pursuant to which Vivendi Universal Entertainment, LLLP ("VUE") was created, and the subsequent transaction by which IAC sold its partnership interests in VUE. The increase in non-cash compensation expense is primarily related to an increase in expense attributable to awards granted subsequent to the second quarter of 2009, partially offset by awards having become fully vested.

        In connection with the Company's annual impairment assessment in the fourth quarter of 2010, the Company identified and recorded impairment charges at the Other segment related to the write-down of the goodwill and intangible assets of Shoebuy of $28.0 million and $4.5 million, respectively, and at the Search & Applications segment related to the write-down of an indefinite-lived intangible asset of IAC Search & Media of $11.0 million. The goodwill and indefinite-lived intangible asset impairment charges at Shoebuy reflected expectations of lower revenue and profit performance in future years due to Shoebuy's 2010 fourth quarter revenue and profit performance, which is its seasonally strongest quarter. The indefinite-lived intangible asset impairment charge at IAC Search & Media is primarily due to lower future revenue projections associated with a trade name and trademark based largely upon the impact of 2010's full year results. In the fourth quarter of 2009, the Company identified and recorded impairment charges at the Search & Applications segment related to the write-down of the goodwill and intangible assets of IAC Search & Media of $916.9 million and $128.3 million, respectively. The impairments reflected lower projections for revenue and profits at IAC Search & Media in future years that reflected the Company's consideration of industry growth rates, competitive dynamics and IAC Search & Media's operating strategies and the impact of these factors on the fair value of IAC Search & Media and its goodwill and intangible assets.

Other income (expense)

	Years ended December 31,
	2011	$ Change	% Change	2010	$ Change	% Change	2009
	(Dollars in thousands)
Equity in losses of unconsolidated affiliates	$(36,300)	$(10,624)	41%	$(25,676)	$(11,662)	83%	$(14,014)

  For the year ended December 31, 2011 compared to the year ended December 31, 2010

        Equity in losses of unconsolidated affiliates in 2011 increased from 2010 primarily due to the inclusion in 2011 of losses related to the Company's investment in Newsweek Daily Beast and a loss of $11.7 million related to marking down the carrying value of Match's 27% equity method investment in Meetic to fair value (i.e., the tender offer price of € 15.00 per share) upon achieving control. Partially offsetting these losses are earnings from our investment in Meetic through August 31, 2011. The

Company recognized a loss in 2010 related to its investment in Meetic primarily due to the amortization of intangibles, which was required by purchase accounting rules. Equity in losses of unconsolidated affiliates in 2010 includes an $18.3 million impairment charge to write-down one of the Company's equity method investments to fair value, described below.

  For the year ended December 31, 2010 compared to the year ended December 31, 2009

        Equity in losses of unconsolidated affiliates in 2010 increased from 2009 primarily due to an $18.3 million impairment charge to write-down one of the Company's equity method investments to fair value. The decline in value was determined to be other-than-temporary due to the investee's continued losses and negative operating cash flows. The Company estimated the fair value of its investment using a multiple of revenue approach. Equity in losses of unconsolidated affiliates also includes reduced losses related to the Company's investment in Meetic due, in part, to a decrease in amortization of intangibles.

	Years ended December 31,
	2011	$ Change	% Change	2010	$ Change	% Change	2009
	(Dollars in thousands)
Other income (expense), net	$10,060	$11,493	NM	$(1,433)	$(106,435)	NM	$105,002

        Other income, net in 2011 is primarily due to $4.6 million in gains associated with certain non-income tax refunds related to Match Europe, which was sold in 2009, and the foreign currency exchange gain of $3.3 million related to the funds that were held in escrow for the Meetic tender offer.

        Other expense, net in 2010 is primarily due to a $7.8 million impairment charge related to one of the Company's cost method investments. The impairment charge was determined to be other-than-temporary due to the investee's inability to achieve its 2010 cash flow forecast during its seasonally strongest fourth quarter and the Company's assessment that the investee would be unable to continue to operate without new outside funding. Partially offsetting the impairment charge is a gain of $4.0 million related to the sale of certain securities.

        Other income, net in 2009 is primarily due to a $132.2 million gain related to the June 5, 2009 sale of Match Europe to Meetic and a gain on sale of long-term investments of $28.8 million. Partially offsetting the increase in 2009 are charges of $58.1 million and $4.6 million related to the write-down of a contingent value right ("CVR") and the impairment of the Company's shares of Arcandor AG ("ARO") stock, respectively, which the Company received as part of the consideration for the sale of HSE Germany in June 2007. ARO filed for insolvency on June 9, 2009. The write-down related to the CVR was based upon the Company's assessment of the value that it expects to recover from the insolvency proceedings. The impairment charge related to the ARO stock was based on the Company's conclusion that the decline in ARO's stock price was other-than-temporary due, in part, to ARO's insolvency filing.

Income tax benefit (provision)

	Years ended December 31,
	2011	$ Change	% Change	2010	$ Change	% Change	2009
	(Dollars in thousands)
Income tax benefit (provision)	$4,047	NM	NM	$(32,079)	$(22,605)	239%	$(9,474)

        In 2011, the Company recorded an income tax benefit for continuing operations despite pre-tax income. The income tax benefit is due principally to the release of previously established deferred tax liabilities described in the next sentence, the effective settlement of audits and expirations of statutes of limitations and foreign income taxed at lower rates. In connection with the acquisition of Meetic, the Company concluded that it intends to permanently reinvest outside of the United States the earnings of

Match's international operations related to Meetic, including the 2009 gain on sale of Match Europe, which resulted in a deferred tax liability release of $43.7 million. In 2010, the Company recorded an income tax provision for continuing operations, which represents an effective tax rate of 141%. The 2010 tax rate is higher than the federal statutory rate of 35% due principally to non-deductible impairment charges related to goodwill and intangible assets, interest on tax contingencies, a valuation allowance on the deferred tax asset created by the impairment charge for an investment accounted for using the equity method and state taxes, partially offset by foreign tax credits and foreign income taxed at lower rates. In 2009, the Company recorded an income tax provision for continuing operations despite losses from continuing operations. The tax provision is primarily due to non-deductible impairment charges related to IAC Search & Media.

        At December 31, 2011 and 2010, the Company has unrecognized tax benefits of $351.6 million and $389.9 million, respectively. Unrecognized tax benefits at December 31, 2011 decreased by $38.3 million from December 31, 2010 due principally to the expiration of statutes of limitations, the effective settlement of audits and a net decrease in deductible temporary differences. The Company recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax provision. Included in income tax provision for continuing operations and discontinued operations for the year ended December 31, 2011 is a $1.4 million expense and a $6.7 million expense, respectively, net of related deferred taxes of $0.9 million and $4.2 million, respectively, for interest on unrecognized tax benefits. At December 31, 2011 and 2010, the Company has accrued $111.2 million and $97.7 million, respectively, for the payment of interest. At December 31, 2011 and 2010, the Company has accrued $2.5 million and $5.0 million, respectively, for penalties.

        The Company is routinely under audit by federal, state, local and foreign authorities in the area of income tax. These audits include questioning the timing and the amount of income and deductions and the allocation of income and deductions among various tax jurisdictions. The Internal Revenue Service ("IRS") has substantially completed its review of the Company's tax returns for the years ended December 31, 2001 through 2006. The settlement has not yet been submitted to the Joint Committee of Taxation for approval. The IRS began its review of the Company's tax returns for the years ended December 31, 2007 through 2009 in July 2011. The statute of limitations for the years 2001 through 2008 has been extended to December 31, 2012. Various state and local jurisdictions are currently under examination, the most significant of which are California, New York and New York City for various tax years beginning with 2005. Income taxes payable include reserves considered sufficient to pay assessments that may result from examination of prior year tax returns. Changes to reserves from period to period and differences between amounts paid, if any, upon resolution of issues raised in audits and amounts previously provided may be material. Differences between the reserves for income tax contingencies and the amounts owed by the Company are recorded in the period they become known. The Company believes that it is reasonably possible that its unrecognized tax benefits could decrease by $60.3 million within twelve months of the current reporting date, of which approximately $13.1 million could decrease income tax provision, primarily due to settlements, expirations of statutes of limitations, and the reversal of deductible temporary differences that will primarily result in a corresponding decrease in net deferred tax assets. An estimate of other changes in unrecognized tax benefits, while potentially significant, cannot be made.

Discontinued operations

	Years ended December 31,
	2011	$ Change	% Change	2010	$ Change	% Change	2009
	(Dollars in thousands)
Gain on Liberty Exchange	$—	$(140,768)	NM	$140,768	$140,768	NM	$—
Loss from discontinued operations, net of tax	$(3,992)	$33,031	(89)%	$(37,023)	$(13,584)	58%	$(23,439)

        Discontinued operations in the accompanying consolidated statement of operations include InstantAction, which ceased operations during the fourth quarter of 2010, and Evite, Gifts.com and IAC Advertising Solutions through December 1, 2010.

        The Company recognized after-tax gains of $140.8 million on the tax-free exchange of Evite, Gifts.com and IAC Advertising Solutions in 2010.

        The 2011 loss is primarily due to interest on income tax contingencies, partially offset by foreign currency exchange gains related to the liquidation of certain inactive subsidiaries. The 2010 loss is primarily due to losses of InstantAction, which includes a pre-tax impairment charge related to goodwill of $31.6 million. The 2009 loss is principally due to losses of InstantAction and tax return to provision adjustments related to the spun-off businesses and interest on tax contingencies.

 FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES

        At December 31, 2011, the Company had $704.2 million of cash and cash equivalents, $165.7 million of marketable securities and $95.8 million of long-term debt. Domestically, cash equivalents primarily consist of AAA rated treasury and government agency money market funds and commercial paper rated A2/P2 or better. Internationally, cash equivalents primarily consist of AAA prime and government money market funds and time deposits. Marketable securities primarily consist of short-to-intermediate-term debt securities issued by states of the U.S. and subdivisions thereof and investment grade corporate issuers. The Company only invests in marketable securities with active secondary or resale markets to ensure portfolio liquidity and the ability to readily convert investments into cash to fund current operations or satisfy other cash requirements as needed. From time to time, the Company may invest in marketable equity securities as part of its investment strategy. Long-term debt is comprised of $80.0 million in Liberty Bonds due September 1, 2035 and $15.8 million in Senior Notes due January 15, 2013.

        At December 31, 2011, $158.3 million of the $704.2 million of cash and cash equivalents and none of the $165.7 million of marketable securities were held by the Company's foreign subsidiaries. No U.S. federal or state income taxes have been provided on the permanently reinvested earnings of certain of the Company's foreign subsidiaries that hold this cash and cash equivalents. If needed for our operations in the U.S., most of the cash and cash equivalents held by the Company's foreign subsidiaries could be repatriated to the U.S., but under current law, would be subject to U.S. federal and state income taxes. However, the Company's intent is to permanently reinvest these funds outside of the U.S. and, currently, the Company does not anticipate a need to repatriate them to fund our U.S. operations.

        In summary, the Company's cash flows attributable to continuing operations are as follows:

	December 31,
	2011	2010	2009
	(In thousands)
Net cash provided by operating activities	$372,386	$340,707	$348,547
Net cash used in investing activities	(25,186)	(118,096)	(422,640)
Net cash used in financing activities	(372,233)	(717,210)	(405,797)

        Net cash provided by operating activities attributable to continuing operations consists of earnings or loss from continuing operations adjusted for non-cash items, including non-cash compensation expense, depreciation, amortization of intangibles, deferred income taxes, asset impairment charges, equity in income or losses of unconsolidated affiliates and gains or losses on the sales of investments, and the effect of changes in working capital. Net cash provided by operating activities attributable to continuing operations in 2011 was $372.4 million and consists of earnings from continuing operations of $175.6 million, adjustments for non-cash items of $176.9 million and cash provided by working capital of $19.9 million. Adjustments for non-cash items primarily consisted of $88.6 million of non-cash compensation expense, $56.7 million of depreciation, $36.3 million of equity in losses of unconsolidated affiliates, partially offset by $35.5 million of deferred income taxes. The deferred income tax benefit primarily relates to the release of a previously established deferred tax liability in connection with the acquisition of Meetic. The increase in cash from changes in working capital activities primarily consists of an increase of $57.2 million in accounts payable and other current liabilities and an increase of $48.9 million in deferred revenue, partially offset by an increase in accounts receivable of $58.3 million and a decrease in income taxes payable of $29.2 million. The increase in accounts payable and other current liabilities is primarily due to an increase in accrued advertising expense, an increase in accrued employee compensation and benefits and an increase in accrued revenue share expense. The increase in accrued advertising expense is primarily due to an increase in advertising and promotional expenditures at Search & Applications due to increased online marketing related to Ask.com and new B2C downloadable applications since the year ago period. The increase in accrued employee compensation and benefits is primarily due to the increase in the 2011 discretionary cash bonus accrual to be paid entirely in the first quarter of 2012 as compared to the 2010 discretionary cash bonus accrual which was paid in December of 2010 and the first quarter of 2011. The increase in accrued revenue share expense is primarily due to an increase in traffic acquisition costs at Search & Applications related to the increase in revenue from our B2B customized browser-based applications and other arrangements with third parties who direct traffic to our websites. The increase in deferred revenue is primarily due to the growth in subscription revenue at Match, which includes an increase of $29.5 million in deferred revenue at Meetic, as well as growth at Electus, Vimeo and Notional. The increase in accounts receivable is primarily due to the growth in revenue earned from our paid listing supply agreement with Google; the related receivable from Google was $105.7 million and $70.5 million at December 31, 2011 and 2010, respectively. While our Match, Media and HomeAdvisor businesses experienced strong growth, the accounts receivable at these businesses are principally credit card receivables and, accordingly, are not significant in relation to the revenue of these businesses. The decrease in income taxes payable is primarily attributable to excess tax benefits of $22.2 million from stock-based awards that were recorded in 2011 related to the income tax benefit realized from the exercise of stock options and the vesting of restricted stock units. To the extent such deductions reduce income taxes payable, they are reported as financing activities in the consolidated statement of cash flows. In addition, current year income tax payments in 2011 were in excess of current year income tax accruals.

        Net cash used in investing activities attributable to continuing operations in 2011 of $25.2 million includes cash consideration used in acquisitions and investments of $368.7 million primarily related to the acquisitions of Meetic and OkCupid and the investment in Zhenai Inc. and capital expenditures of $40.0 million primarily related to the internal development of software to support our products and services, partially offset by net maturities and sales of marketable debt securities of $381.0 million.

        Net cash used in financing activities attributable to continuing operations in 2011 of $372.2 million includes $507.8 million for the repurchase of 13.6 million shares of common stock at an average price of $38.20 per share and $10.7 million related to the payment of cash dividends to IAC shareholders, partially offset by proceeds related to the issuance of common stock, net of withholding taxes of $132.8 million and excess tax benefits from stock-based awards of $22.2 million. Included in the proceeds related to the issuance of common stock are proceeds of $76.0 million from the exercise of warrants to acquire 3.2 million shares of IAC common stock. The weighted average strike price of the warrants was $26.90 per share. On February 1, 2012, IAC's Board of Directors declared a quarterly cash dividend of $0.12 per share of common and Class B common stock outstanding to be paid to stockholders of record as of the close of business on February 15, 2012, with a payment date of March 1, 2012. Based on our current shares outstanding, we estimate the payment for this dividend will be $10.4 million. Future declarations of dividends are subject to the determination of IAC's Board of Directors.

        Net cash provided by operating activities attributable to continuing operations in 2010 was $340.7 million and consists of a loss from continuing operations of $9.4 million, adjustments for non-cash items of $241.0 million and cash provided by working capital of $109.1 million. Adjustments for non-cash items primarily consists of $84.3 million of non-cash compensation expense, $63.9 million of depreciation, $28.0 million of goodwill impairment, $27.5 million of amortization of intangibles, which includes an impairment charge of $15.5 million and $25.7 million of equity in losses of unconsolidated affiliates. The increase in cash from changes in working capital activities primarily consisted of an increase of $76.7 million in income taxes payable, an increase of $54.2 million in accounts payable and other current liabilities and an increase in deferred revenue of $19.7 million, partially offset by an increase in accounts receivable of $32.9 million. The increase in income taxes payable was primarily a result of income tax refunds received in 2010 related to the federal carryback of net capital losses generated from the sale of ARO stock in 2009 and the receipt of refundable New York State tax credits under the Brownfield Cleanup Program Act, which were recorded as an income tax receivable in 2007 and principally related to the construction of the Company's headquarters building in New York City. The increase in accounts payable and other current liabilities is primarily due to an increase in accrued revenue share expense and an increase in accrued advertising expense. The increase in accrued revenue share expense is primarily due to an increase in the proportion of revenue from our B2B customized browser-based applications and other arrangements with third parties who direct traffic to our websites as well as a shift in partner mix to partners carrying higher traffic acquisition costs. The increase in accrued advertising expense is primarily due to an increase in advertising and promotional expenditures in the fourth quarter of 2010 relative to the fourth quarter of 2009 at Search & Applications and Match. The increase in deferred revenue is primarily due to the growth in subscription revenue at Match. The increase in accounts receivable is primarily due to the growth in revenue earned from our paid listing supply agreement with Google; the related receivable from Google was $70.5 million and $53.7 million at December 31, 2010 and 2009, respectively. While our Match, Media and HomeAdvisor businesses experienced strong growth, the accounts receivable at these businesses are principally credit card receivables and, accordingly, are not significant in relation to the revenue of these businesses.

        Net cash used in investing activities attributable to continuing operations in 2010 of $118.1 million includes net purchases of marketable debt securities of $74.8 million, capital expenditures of $39.8 million primarily related to the internal development of software to support our offerings and our increased number of users, cash consideration used in acquisitions and investments of $19.6 million primarily related to the acquisitions of Singlesnet and DailyBurn.com, partially offset by a cash dividend of $11.4 million received from Meetic.

        Net cash used in financing activities attributable to continuing operations in 2010 of $717.2 million includes $539.6 million for the repurchase of 23.1 million shares of common stock at an average price of $22.98 per share and $217.9 million in cash related to the Liberty Exchange described below, partially offset by proceeds related to the issuance of common stock, net of withholding taxes of $25.9 million and excess tax benefits from stock-based awards of $14.3 million. On December 1, 2010, the Company completed the tax-free exchange of Evite, Gifts.com, IAC Advertising Solutions and $217.9 million in cash for substantially all of Liberty's equity stake in IAC, representing 8.5 million shares of Class B common stock and 4.3 million shares of IAC common stock.

        Net cash provided by operating activities attributable to continuing operations in 2009 was $348.5 million and consists of a loss from continuing operations of $956.5 million, adjustments for non-cash items of $1.2 billion and cash provided by working capital of $130.4 million. Adjustments for non-cash items primarily consists of $916.9 million of goodwill impairment, $157.0 million of amortization of intangibles, which includes an impairment charge of $128.3 million, $70.1 million of non-cash compensation expense, $61.4 million of depreciation and a $58.1 million decrease in the fair value of the derivative asset related to ARO stock, partially offset by the gains on the sale of Match Europe of $132.2 million and the sales of long-term investments of $28.8 million. The increase in cash from changes in working capital activities primarily consisted of an increase of $109.0 million in income taxes payable, an increase of $18.8 million in accounts payable and other current liabilities and an increase in deferred revenue of $14.2 million, partially offset by an increase in accounts receivable of $18.1 million. The increase in income taxes payable was primarily a result of income tax refunds received in 2009 related to the federal carryback of net capital losses generated from the Company's investment in Tree.com, which were recorded as an income tax receivable in 2008 and the receipt of state income tax refunds. The increases in accounts payable and other current liabilities and deferred revenue are primarily a result of the growth in our businesses. The increase in accounts receivable is primarily due to the growth in revenue in the fourth quarter of 2009 relative to the fourth quarter of 2008 earned from our paid listing supply agreement with Google; the related receivable from Google was $53.7 million and $43.0 million at December 31, 2009 and 2008, respectively.

        Net cash used in investing activities attributable to continuing operations in 2009 of $422.6 million includes net purchases of marketable debt securities of $356.7 million, cash consideration used in acquisitions and investments of $92.0 million primarily related to the acquisition of People Media, capital expenditures of $33.9 million, partially offset by proceeds of $64.0 million related to the sales of investments.

        Net cash used in financing activities attributable to continuing operations in 2009 of $405.8 million includes $545.5 million for the repurchase of 32.1 million shares of common stock at an average price of $17.25 per share and the settlement of vested stock-based awards denominated in subsidiaries' equity of $14.3 million, partially offset by proceeds related to the issuance of common stock, net of withholding taxes of $151.9 million. Included in the proceeds related to the issuance of common stock are aggregate proceeds of $150.8 million from the exercise of warrants to acquire 11.5 million shares of IAC common stock that were due to expire on February 4, 2009. The strike price of the warrants was $13.09 per share.

        The Company's principal sources of liquidity are its cash and cash equivalents and marketable securities as well as its cash flows generated from operations. The Company currently does not have in place any formal arrangements that would provide it with external sources of financing such as a revolving credit or other similar facility. The Company has two tranches of warrants outstanding; both with expiration dates of May 7, 2012. At December 31, 2011, the first tranche consists of warrants to acquire 9.8 million shares of IAC common stock at a strike price of $26.86 per share and the second tranche consists of warrants to acquire 4.5 million shares of IAC common stock at a strike price of $31.75 per share. The Company's closing common stock price on February 1, 2012 was $45.78. Assuming all these warrants were exercised on May 7, 2012, the total proceeds that the Company would receive would be $264.2 million for the first tranche and $143.3 million for the second tranche.

        The Company anticipates that it will need to make capital and other expenditures in connection with the development and expansion of its operations. The Company expects that 2012 capital expenditures will be higher than 2011. At December 31, 2011, IAC had 8.6 million shares remaining in its share repurchase authorization. IAC may purchase shares over an indefinite period of time on the open market and in privately negotiated transactions, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook. The Company believes its existing cash, cash equivalents and marketable securities, together with its expected positive cash flows generated from operations in 2012 will be sufficient to fund its normal operating requirements, including capital expenditures, share repurchases, quarterly cash dividends, and investing and other commitments for the foreseeable future. Our liquidity could be negatively affected by a decrease in demand for our products and services. The Company may make acquisitions and investments that could reduce its cash, cash equivalents and marketable securities balances and as a result, the Company may need to raise additional capital through future debt or equity financing to provide for greater financial flexibility. Additional financing may not be available at all or on terms favorable to us.

 CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

	Payments Due by Period
Contractual Obligations(a)	Total	Less Than 1 Year	1–3 Years	3–5 Years	More Than 5 Years
	(In thousands)
Long-term debt(b)	$193,508	$5,109	$24,399	$8,000	$156,000
Purchase obligations(c)	55,757	19,394	31,697	4,666	—
Operating leases	280,288	22,209	35,009	26,972	196,098

Total contractual cash obligations	$529,553	$46,712	$91,105	$39,638	$352,098

(a)
The Company has excluded $303.1 million in unrecognized tax benefits and related interest from the table above as we are unable to make a reasonably reliable estimate of the period in which these liabilities might be paid. For additional information on income taxes, see Note 4 to the consolidated financial statements.

(b)
Represents contractual amounts due including interest.

(c)
The purchase obligations primarily include advertising commitments, which commitments are reducible or terminable such that these commitments can never exceed associated revenue by a meaningful amount. Purchase obligations also include minimum payments due under telecommunication contracts related to data transmission lines.

	Amount of Commitment Expiration Per Period
Other Commercial Commitments*	Total Amounts Committed	Less Than 1 Year	1–3 Years	3–5 Years	More Than 5 Years
	(In thousands)
Guarantee and letters of credit	$8,676	$8,676	$—	$—	$—

*
Commercial commitments are funding commitments that could potentially require registrant performance in the event of demands by third parties or contingent events, such as under a guarantee of debt or under lines of credit extended.

Off-Balance Sheet Arrangements

        Other than the items described above, the Company does not have any off-balance sheet arrangements as of December 31, 2011.

 IAC'S PRINCIPLES OF FINANCIAL REPORTING

        IAC reports Operating Income Before Amortization as a supplemental measure to generally accepted accounting principles ("GAAP"). This measure is one of the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measure presented by providing the comparable GAAP measure with equal or greater prominence, financial statements prepared in accordance with GAAP, and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measure, which we discuss below.

Definition of IAC's Non-GAAP Measure

        Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of non-cash marketing, (3) amortization and impairment of intangibles, (4) goodwill impairment, and (5) one-time items. We believe this measure is useful to investors because it represents the consolidated operating results from IAC's segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC's statement of operations of certain expenses, including non-cash compensation, non-cash marketing, and acquisition-related accounting.

One-Time Items

        Operating Income Before Amortization is presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with the Securities and Exchange Commission rules. GAAP results include one-time items. For the periods presented in this report, there are no one-time items.

Non-Cash Expenses That Are Excluded From IAC's Non-GAAP Measure

        Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of stock options, restricted stock units ("RSUs") and performance-based RSUs. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding which, for stock options and RSUs, are included on a treasury method basis, and for performance-based RSUs are included on a treasury method basis once the performance conditions are met. Upon the exercise of certain stock options and vesting of RSUs and performance-based RSUs, the awards are settled, at the Company's discretion, on a net basis, with the Company remitting the required tax withholding amount from its current funds.

        Amortization of non-cash marketing consists of non-cash advertising credits secured from Universal Television as part of the transaction pursuant to which VUE was created, and the subsequent transaction by which IAC sold its partnership interests in VUE (collectively referred to as "NBC Universal Advertising"). The NBC Universal Advertising was available for television advertising on various NBC Universal network and cable channels without any cash cost. There are no NBC Universal Advertising credits available as all credits were used prior to December 31, 2009.

        The NBC Universal Advertising is excluded from Operating Income Before Amortization because it is non-cash and generally is incremental to the advertising the Company otherwise secures as a result of its ordinary cost/benefit marketing planning process. Accordingly, the Company's aggregate level of advertising, and the increased concentration of that advertising on NBC Universal network and cable channels, does not reflect what our advertising effort would otherwise be without these credits. As a result, management believes that treating the NBC Universal Advertising as an expense does not appropriately reflect its true cost/benefit relationship, nor does it best reflect the Company's long-term level of advertising expenditures. Nonetheless, while the benefits directly attributable to television advertising are always difficult to determine, and especially so with respect to the NBC Universal Advertising due to its incrementality and heavy concentration, it is likely that the Company does derive benefits from it, though management believes such benefits are generally less than those received through its regular advertising for the reasons stated above. Operating Income Before Amortization therefore has the limitation of including those benefits while excluding the associated expense.

        Amortization of intangibles (including impairment of intangibles, if applicable) and goodwill impairment (if applicable) are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer lists, technology and supplier agreements, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. While it is likely that we will have significant intangible amortization expense as we continue to acquire companies, we believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

RECONCILIATION OF OPERATING INCOME BEFORE AMORTIZATION

        For a reconciliation of Operating Income Before Amortization to operating income (loss) by reportable segment for the years ended December 31, 2011, 2010 and 2009, see Note 15 to the consolidated financial statements.

Critical Accounting Policies and Estimates

        The following disclosure is provided to supplement the descriptions of IAC's accounting policies contained in Note 2 to the consolidated financial statements in regard to significant areas of judgment. Management of the Company is required to make certain estimates and assumptions during the preparation of its consolidated financial statements in accordance with generally accepted accounting principles. These estimates and assumptions impact the reported amount of assets, liabilities, revenue and expenses and the related disclosure of contingent assets and liabilities as of the date of the consolidated financial statements. Actual results could differ from those estimates. Because of the size of the financial statement elements to which they relate, some of our accounting policies and estimates have a more significant impact on our consolidated financial statements than others. What follows is a discussion of some of our more significant accounting policies and estimates.

  Recoverability of Goodwill and Indefinite-Lived Intangible Assets

        Goodwill and indefinite-lived intangible assets, which consist of the Company's acquired trade names and trademarks, are tested annually for impairment as of October 1 or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit or the fair value of an indefinite-lived intangible asset below its carrying value. The annual assessments identified impairment charges in 2010 related to the Shoebuy and IAC Search & Media reporting units and in 2009 related to the IAC Search & Media reporting unit. These impairment charges are more fully described above in "Results of Operations for the Years Ended December 31, 2011, 2010 and 2009". The value of goodwill and indefinite-lived intangible assets that is subject to annual assessment for impairment is $1.4 billion and $351.5 million, respectively, at December 31, 2011.

        Goodwill impairment is determined using a two-step process. The first step involves a comparison of the estimated fair value of each of the Company's reporting units to its carrying value, including goodwill. In performing the first step, the Company determines the fair value of a reporting unit using a discounted cash flow ("DCF") analysis. Determining fair value requires the exercise of significant judgment, including judgment about the amount and timing of expected future cash flows and appropriate discount rates. The expected cash flows used in the DCF analyses are based on the Company's most recent budget and, for years beyond the budget, the Company's estimates, which are based, in part, on forecasted growth rates. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the expected future cash flows of the respective reporting units. Assumptions used in the DCF analyses, including the discount rate, are assessed annually based on the reporting units' current results and forecast, as well as macroeconomic and industry specific factors. The discount rates used in the Company's annual goodwill impairment assessment ranged from 13% to 20% in both 2011 and 2010. If the estimated fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is not impaired and the second step of the impairment test is not necessary. If the carrying value of a reporting unit exceeds its estimated fair value, then the second step of the goodwill impairment test must be performed. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with its carrying value to measure the amount of impairment, if any. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. In other words, the estimated fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid. If the carrying value of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment is recognized in an amount equal to that excess.

        The impairment test for indefinite-lived intangible assets involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of indefinite-lived intangible assets are determined using an avoided royalty DCF valuation analysis. Significant judgments inherent in this analysis include the selection of appropriate royalty and discount rates and estimating the amount and timing of expected future cash flows. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the expected future cash flows generated by the respective intangible assets. The royalty rates used in the DCF analyses are based upon an estimate of the royalty rates that a market participant would pay to license the Company's trade names and trademarks. Assumptions used in the avoided royalty DCF analyses, including the discount rate and royalty rate, are assessed annually based on the actual and projected cash flows related to the asset, as well as macroeconomic and industry specific factors. The discount rates used in the Company's annual indefinite-lived impairment assessment ranged from 13% to 20% in both 2011 and 2010, and the royalty rates used ranged from 1% to 9% in 2011 and 1% to 10% in 2010.

        The fair value of each of the Company's six reporting units exceed their carrying values by more than 20% at October 1, 2011, the date of our most recent annual impairment assessment. Any impairment charge that might result in the future would be determined based upon the excess of the carrying value of goodwill over its implied fair value using the second step of the impairment analysis that is described above but, in any event, would not be expected to be lower than the excess of the carrying value of the reporting unit over its fair value. The primary driver in the DCF valuation analyses and the determination of the fair values of the Company's reporting units is the estimate of future revenue and profitability. Generally, the Company would expect to record an impairment if forecasted revenue and profitability are no longer expected to be achieved and as a result, the carrying value of a reporting unit(s) exceeds its fair value. This assessment would be based, in part, upon the performance of its businesses relative to budget, the Company's assessment of macroeconomic factors, industry and competitive dynamics and the strategies of its businesses in response to these factors.

  Recoverability of Long-Lived Assets

        We review the carrying value of all long-lived assets, comprising property and equipment and definite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value is deemed not to be recoverable, an impairment loss is recorded equal to the amount by which the carrying value of the long-lived asset exceeds its fair value. During 2011 and 2010 the Company wrote-off certain capitalized software costs. These charges are more fully described above in "Results of Operations for the Years Ended December 31, 2011, 2010 and 2009". The value of property and equipment and definite-lived intangible assets is $286.2 million at December 31, 2011.

  Income Taxes

        Estimates of deferred income taxes and the significant items giving rise to the deferred assets and liabilities are shown in Note 4 to the consolidated financial statements, and reflect management's assessment of actual future taxes to be paid on items reflected in the consolidated financial statements, giving consideration to both timing and the probability of realization. As of December 31, 2011, the balance of deferred tax liabilities, net, is $260.1 million. Actual income taxes could vary from these estimates due to future changes in income tax law, state income tax apportionment or the outcome of any review of our tax returns by the IRS, as well as actual operating results of the Company that vary significantly from anticipated results.

        We recognize liabilities for uncertain tax positions based on the two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. This measurement step is inherently difficult and requires subjective estimations of such amounts to determine the probability of various possible outcomes. We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. At December 31, 2011, the Company has unrecognized tax benefits of $462.8 million, including interest. Changes to reserves from period to period and differences between amounts paid, if any, upon resolution of issues raised in audits and amounts previously provided may be material. Differences between the reserves for income tax contingencies and the amounts owed by the Company are recorded in the period they become known.

  Stock Based Compensation

        As disclosed in the notes to the consolidated financial statements, the Company estimated the fair value of stock options issued in 2011, 2010 and 2009 using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rates of 2.3%, 2.4% and 2.1%, respectively, a dividend yield of zero and volatility factors of 30%, 30% and 59%, respectively, based on the historical stock price volatilities of IAC for 2011 and 2010 and peer companies operating in the same industry sector as IAC for 2009 and a weighted average expected term of the stock options of 6.1 years, 5.6 years and 4.9 years, respectively. The historical stock price volatilities in 2009 of peer companies was used due to the lack of sufficient historical IAC stock price volatilities subsequent to the 2008 spin-off. For stock options, including unvested stock options assumed in acquisitions, the value of the stock option is measured at the grant date (or acquisition date, if applicable) at fair value and expensed over the remaining vesting term. The impact on non-cash compensation expense for the year ended December 31, 2011, assuming a 1% increase in the risk-free interest rate, a 10% increase in the volatility factor, and a one year increase in the weighted average expected term of the outstanding options would be an increase of $1.9 million, $9.1 million, and $5.7 million, respectively. The Company also issues RSUs and performance-based RSUs. For RSUs issued, the value of the instrument is measured at the grant date as the fair value of IAC common stock and expensed as non-cash compensation expense over the vesting term. For performance-based RSUs issued, the value of the instrument is measured at the grant date as the fair value of IAC common stock and expensed as non-cash compensation over the vesting term when the performance targets are considered probable of being achieved.

  Marketable Securities

        The Company invests in certain marketable securities, which primarily consist of short-to-intermediate-term debt securities issued by states of the U.S. and subdivisions thereof and investment grade corporate issuers. The unrealized gains and losses on marketable securities, net of tax, are included in accumulated other comprehensive income as a separate component of shareholders' equity. The specific-identification method is used to determine the cost of securities sold and the amount of unrealized gains and losses reclassified out of accumulated other comprehensive income into earnings.

        The Company employs a methodology that considers available evidence in evaluating potential other-than-temporary impairments of its investments. Investments are considered to be impaired when a decline in fair value below the amortized cost basis is determined to be other-than-temporary. Factors considered in determining whether a loss is other-than-temporary include the length of time and extent to which fair value has been less than the amortized cost basis, the financial condition and near-term prospects of the issuer, and whether it is not more likely than not that the Company will be required to sell the security before the recovery of the amortized cost basis, which may be maturity. If a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded in current earnings and a new cost basis in the investment is established. Future events may result in reconsideration of the nature of losses as other-than-temporary and market and other factors may cause the value of the Company's investment in marketable securities to decline. During 2011 and 2010, the Company did not consider any of its marketable securities to be other-than-temporarily impaired.

Item 8.    Consolidated Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
IAC/InterActiveCorp

        We have audited the accompanying consolidated balance sheet of IAC/InterActiveCorp and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2011. Our audits also included the financial statement schedule listed on page 78. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IAC/InterActiveCorp and subsidiaries as of December 31, 2011 and 2010, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), IAC/InterActiveCorp's internal control over financial reporting as of December 31, 2011, based on criteria established in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 29, 2012 expressed an unqualified opinion thereon.

                      /s/ ERNST & YOUNG LLP

New York, New York
February 29, 2012,
except for Note 1 and 2,
as to which the date is
December 17, 2012

IAC/INTERACTIVECORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	December 31,
	2011	2010
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$704,153	$742,099
Marketable securities	165,695	563,997
Accounts receivable, net of allowance of $7,309 and $8,848, respectively	177,030	119,581
Other current assets	112,255	118,308

Total current assets	1,159,133	1,543,985
Property and equipment, net	259,588	267,928
Goodwill	1,358,524	989,493
Intangible assets, net	378,107	245,044
Long-term investments	173,752	200,721
Other non-current assets	80,761	81,908

TOTAL ASSETS	$3,409,865	$3,329,079

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Accounts payable, trade	$64,398	$56,375
Deferred revenue	126,297	78,175
Accrued expenses and other current liabilities	343,490	222,323

Total current liabilities	534,185	356,873
Long-term debt	95,844	95,844
Income taxes payable	450,533	475,685
Deferred income taxes	302,213	270,501
Other long-term liabilities	16,601	20,239
Redeemable noncontrolling interests	50,349	59,869
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Common stock $.001 par value; authorized 1,600,000,000 shares; issued 234,100,950 and 225,873,751 shares, respectively, and outstanding 77,126,881 and 84,078,621 shares, respectively	234	226
Class B convertible common stock $.001 par value; authorized 400,000,000 shares; issued 16,157,499 shares and outstanding 5,789,499 and 4,289,499 shares, respectively	16	16
Additional paid-in capital	11,280,173	11,047,884
Accumulated deficit	(477,785)	(652,018)
Accumulated other comprehensive (loss) income	(12,443)	17,546
Treasury stock 167,342,069 and 153,663,130 shares, respectively	(8,885,146)	(8,363,586)

Total IAC shareholders' equity	1,905,049	2,050,068
Noncontrolling interests	55,091	—

Total shareholders' equity	1,960,140	2,050,068

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$3,409,865	$3,329,079

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

IAC/INTERACTIVECORP AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

	Years Ended December 31,
	2011	2010	2009
	(In thousands, except per share data)
Revenue	$2,059,444	$1,636,815	$1,346,695
Costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	761,244	593,816	429,849
Selling and marketing expense	614,174	492,206	463,439
General and administrative expense	328,728	316,500	282,393
Product development expense	78,760	65,097	57,843
Depreciation	56,719	63,897	61,391
Amortization of intangibles	22,057	27,472	157,031
Amortization of non-cash marketing	—	—	15,868
Goodwill impairment	—	28,032	916,868

Total costs and expenses	1,861,682	1,587,020	2,384,682

Operating income (loss)	197,762	49,795	(1,037,987)
Equity in losses of unconsolidated affiliates	(36,300)	(25,676)	(14,014)
Other income (expense), net	10,060	(1,433)	105,002

Earnings (loss) from continuing operations before income taxes	171,522	22,686	(946,999)
Income tax benefit (provision)	4,047	(32,079)	(9,474)

Earnings (loss) from continuing operations	175,569	(9,393)	(956,473)
Gain on Liberty Exchange	—	140,768	—
Loss from discontinued operations, net of tax	(3,992)	(37,023)	(23,439)

Net earnings (loss)	171,577	94,352	(979,912)
Net loss attributable to noncontrolling interests	2,656	5,007	1,090

Net earnings (loss) attributable to IAC shareholders	$174,233	$99,359	$(978,822)

Per share information attributable to IAC shareholders:
Basic earnings (loss) per share from continuing operations	$2.05	$(0.04)	$(6.89)
Diluted earnings (loss) per share from continuing operations	$1.89	$(0.04)	$(6.89)
Basic earnings (loss) per share	$2.01	$0.93	$(7.06)
Diluted earnings (loss) per share	$1.85	$0.93	$(7.06)
Non-cash compensation expense by function:
Cost of revenue	$5,359	$4,510	$3,137
Selling and marketing expense	4,807	4,228	3,191
General and administrative expense	70,894	69,082	58,905
Product development expense	7,528	6,460	4,848

Total non-cash compensation expense	$88,588	$84,280	$70,081

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

IAC/INTERACTIVECORP AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	Years Ended December 31,
	2011	2010	2009
	(In thousands)
Net earnings (loss)	$171,577	$94,352	$(979,912)
Other comprehensive (loss) income:
Change in foreign currency translation adjustment (net of tax benefit of $4,711 in 2010 and tax provision of $2,186 in 2009)	(49,438)	(4,504)	15,289
Change in net unrealized gains (losses) on available-for-sale securities (net of tax provision of $5,460 in 2011, tax benefit of $1,555 in 2010, and tax provision of $1,440 in 2009)	11,212	(2,720)	7,405

Total other comprehensive (loss) income	(38,226)	(7,224)	22,694

Comprehensive income (loss)	133,351	87,128	(957,218)
Comprehensive loss attributable to noncontrolling interests	10,893	5,274	719

Comprehensive income (loss) attributable to IAC shareholders	$144,244	$92,402	$(956,499)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

IAC/INTERACTIVECORP AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

			Class B Convertible Common Stock $.001 Par Value
	Common Stock $.001 Par Value
							Accumulated Other Comprehensive Income (Loss)
					Additional Paid-in Capital	Accumulated Deficit		Treasury Stock	Noncontrolling Interests
	$	Shares	$	Shares						Total
	(In thousands)
Balance as of December 31, 2008	$210	210,217	$16	16,157	$10,731,149	$227,445	$2,180	$(6,914,329)	$—	$4,046,671
Net loss attributable to IAC shareholders for the year ended December 31, 2009	—	—	—	—	—	(978,822)	—	—	—	(978,822)
Other comprehensive income, net of tax	—	—	—	—	—	—	22,323	—	—	22,323
Non-cash compensation expense	—	—	—	—	69,629	—	—	—	—	69,629
Issuance of common stock upon exercise of stock options, vesting of restricted stock units and other, net of withholding taxes	1	834	—	—	7,430	—	—	—	—	7,431
Income tax provision related to the exercise of stock options, vesting of restricted stock units and other	—	—	—	—	(11,737)	—	—	—	—	(11,737)
Issuance of common stock upon the exercise of warrants	12	11,607	—	—	152,682	—	—	—	—	152,694
Purchase of treasury stock	—	—	—	—	—	—	—	(554,203)	—	(554,203)
Fair value of redeemable noncontrolling interests adjustment	—	—	—	—	(1,033)	—	—	—	—	(1,033)
Settlement of vested stock-based awards denominated in subsidiaries' equity, net of tax	—	—	—	—	(10,044)	—	—	—	—	(10,044)
Spin-off of HSNi, ILG, Ticketmaster and Tree.com to shareholders	—	—	—	—	4,052	—	—	—	—	4,052

Balance as of December 31, 2009	$223	222,658	$16	16,157	$10,942,128	$(751,377)	$24,503	$(7,468,532)	$—	$2,746,961
Net earnings attributable to IAC shareholders for the year ended December 31, 2010	—	—	—	—	—	99,359	—	—	—	99,359
Other comprehensive loss, net of tax	—	—	—	—	—	—	(6,957)	—	—	(6,957)
Non-cash compensation expense	—	—	—	—	85,048	—	—	—	—	85,048
Issuance of common stock upon exercise of stock options, vesting of restricted stock units and other, net of withholding taxes	3	2,864	—	—	30,930	—	—	—	—	30,933
Income tax provision related to the exercise of stock options, vesting of restricted stock units and other	—	—	—	—	(12,237)	—	—	—	—	(12,237)
Purchase of treasury stock	—	—	—	—	—	—	—	(530,885)	—	(530,885)
Receipt of stock from Liberty Media Corporation	—	—	—	—	—	—	—	(364,169)	—	(364,169)
Fair value of redeemable noncontrolling interests adjustment	—	—	—	—	2,059	—	—	—	—	2,059
Settlement of vested stock-based awards denominated in a subsidiary's equity, net of tax	—	352	—	—	(44)	—	—	—	—	(44)

Balance as of December 31, 2010	$226	225,874	$16	16,157	$11,047,884	$(652,018)	$17,546	$(8,363,586)	$—	$2,050,068
Net earnings for the year ended December 31, 2011	—	—	—	—	—	174,233	—	—	(2,417)	171,816
Other comprehensive loss, net of tax	—	—	—	—	—	—	(29,989)	—	(5,269)	(35,258)
Noncontrolling interests related to acquisition of Meetic S.A.	—	—	—	—	—	—	—	—	64,831	64,831
Non-cash compensation expense	—	—	—	—	86,725	—	—	—	1,049	87,774
Issuance of common stock upon exercise of stock options, vesting of restricted stock units and other, net of withholding taxes	5	5,010	—	—	56,731	—	—	—	—	56,736
Income tax benefit related to the exercise of stock options, vesting of restricted stock units and other	—	—	—	—	28,363	—	—	—	—	28,363
Issuance of common stock upon the exercise of warrants	3	3,217	—	—	76,039	—	—	—	—	76,042
Cash dividend declared on common stock	—	—	—	—	(11,296)	—	—	—	(3,103)	(14,399)
Purchase of treasury stock	—	—	—	—	—	—	—	(518,637)	—	(518,637)
Receipt of stock from Liberty Media Corporation	—	—	—	—	—	—	—	(2,923)	—	(2,923)
Fair value of redeemable noncontrolling interests adjustment	—	—	—	—	(4,273)	—	—	—	—	(4,273)

Balance as of December 31, 2011	$234	234,101	$16	16,157	$11,280,173	$(477,785)	$(12,443)	$(8,885,146)	$55,091	$1,960,140

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

IAC/INTERACTIVECORP AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2011	2010	2009
	(In thousands)
Cash flows from operating activities attributable to continuing operations:
Net earnings (loss)	$171,577	$94,352	$(979,912)
Less: loss (earnings) from discontinued operations, net of tax	3,992	(103,745)	23,439

Earnings (loss) from continuing operations	175,569	(9,393)	(956,473)
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by operating activities attributable to continuing operations:
Non-cash compensation expense	88,588	84,280	70,081
Depreciation	56,719	63,897	61,391
Amortization of intangibles	22,057	27,472	157,031
Amortization of non-cash marketing	—	—	15,868
Goodwill impairment	—	28,032	916,868
Impairment of long-term investments	—	7,844	4,936
Deferred income taxes	(35,483)	(6,074)	27,707
Equity in losses of unconsolidated affiliates	36,300	25,676	14,014
Gain on sale of Match Europe	—	—	(132,244)
Gain on sales of investments	(1,974)	(3,989)	(28,835)
Decrease in the fair value of the derivative asset related to Arcandor AG stock	—	—	58,097
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(58,314)	(32,901)	(18,121)
Other current assets	1,287	(8,636)	6,458
Accounts payable and other current liabilities	57,228	54,188	18,825
Income taxes payable	(29,215)	76,749	109,009
Deferred revenue	48,950	19,653	14,238
Other, net	10,674	13,909	9,697

Net cash provided by operating activities attributable to continuing operations	372,386	340,707	348,547

Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(278,469)	(17,333)	(85,534)
Capital expenditures	(39,954)	(39,829)	(33,938)
Proceeds from maturities and sales of marketable debt securities	584,935	763,326	229,583
Purchases of marketable debt securities	(203,970)	(838,155)	(586,274)
Proceeds from sales of investments	15,214	5,324	64,046
Purchases of long-term investments	(90,245)	(2,283)	(6,482)
Dividend received from Meetic	—	11,355	—
Other, net	(12,697)	(501)	(4,041)

Net cash used in investing activities attributable to continuing operations	(25,186)	(118,096)	(422,640)

Cash flows from financing activities attributable to continuing operations:
Purchase of treasury stock	(507,765)	(539,598)	(545,489)
Issuance of common stock, net of withholding taxes	132,785	25,939	151,933
Payment of dividends to IAC shareholders	(10,668)	—	—
Excess tax benefits from stock-based awards	22,166	14,291	796
Settlement of vested stock-based awards denominated in subsidiaries' equity	—	—	(14,331)
Liberty Exchange	—	(217,921)	—
Other, net	(8,751)	79	1,294

Net cash used in financing activities attributable to continuing operations	(372,233)	(717,210)	(405,797)

Total cash used in continuing operations	(25,033)	(494,599)	(479,890)
Total cash used in discontinued operations	(8,417)	(7,545)	(24,708)
Effect of exchange rate changes on cash and cash equivalents	(4,496)	(1,754)	5,601

Net decrease in cash and cash equivalents	(37,946)	(503,898)	(498,997)
Cash and cash equivalents at beginning of period	742,099	1,245,997	1,744,994

Cash and cash equivalents at end of period	$704,153	$742,099	$1,245,997

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION

        IAC is a leading media and internet company comprised of more than 150 brands and products, including Match.com, Ask.com, CollegeHumor.com, and CityGrid Media. Focused in the areas of search, personals, local and media, IAC's family of websites is one of largest in the world, with 1.2 billion monthly visits across more than 30 countries. IAC includes the businesses comprising its Search & Applications, Match, Local, Media and Other segments, as well as investments in unconsolidated affiliates.

        All references to "IAC," the "Company," "we," "our" or "us" in this report are to IAC/InterActiveCorp.

        During the first and second quarters of 2012, the Company renamed and realigned its reportable segments. Search was renamed "Search & Applications". The Media & Other segment was separated into a "Media" segment and an "Other" segment. The Company created a new segment called "Local" that includes HomeAdvisor (formerly ServiceMagic), which was previously reported as its own separate segment, and CityGrid Media, which was previously included in the Search & Applications segment. In addition, DailyBurn was moved from the Search & Applications segment to the Media segment and Pronto was moved from the Media & Other segment to the Search & Applications segment. Certain amounts related to the reportable segments have been reclassified to reflect the above-mentioned presentation.

Search & Applications

        Our Search & Applications segment consists of Websites and Applications. Websites includes Ask.com, Pronto and Dictionary.com, excluding downloadable applications related to the aforementioned sites. Applications includes our direct to consumer applications business (B2C) and partnership operations (B2B), as well as downloadable applications related to Ask.com and Dictionary.com.

Match

        Through the brands and businesses within our Match segment, we are a leading provider of subscription-based and advertiser-supported online personals services in the United States and various jurisdictions abroad. We provide these services through websites that we own and operate, as well as through our mobile applications. Through Match, we own an 81% stake in Meetic S.A. ("Meetic"), a European online dating company based in France. See Note 5 for additional information related to the Meetic acquisition.

Local

        Our Local segment consists of HomeAdvisor (formerly ServiceMagic) and CityGrid Media. HomeAdvisor is a leading online marketplace in the United States that connects consumers, by way of patented proprietary technologies, with home and other local service professionals, all of which are pre-screened and the majority of which are customer-rated. Through HomeAdvisor International, we operate businesses in the local lead generation space in France and the United Kingdom. CityGrid Media is an online media company that aggregates and integrates local content and advertising for distribution to publishers across web and mobile platforms.

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1—ORGANIZATION (Continued)

Media

        Our Media segment consists primarily of Electus, Connected Ventures (which operates CollegeHumor Media and Notional) and Vimeo.

Other

        Our Other segment consists primarily of Shoebuy and Hatch Labs.

Discontinued Operations

        On December 1, 2010, IAC exchanged (on a tax-free basis) the stock of a wholly-owned subsidiary that held our Evite, Gifts.com and IAC Advertising Solutions businesses and $217.9 million in cash for substantially all of Liberty Media Corporation's ("Liberty") equity stake in IAC (the "Liberty Exchange"). See Note 12 for additional information related to this exchange. In addition, during the fourth quarter of 2010, InstantAction ceased operations. Evite, Gifts.com and InstantAction were previously reported in IAC's former Media & Other segment. IAC Advertising Solutions was previously reported in IAC's former Search segment through December 31, 2009 and IAC's former Media & Other segment for the year ended December 31, 2010.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation and Accounting for Investments

        The consolidated financial statements include the accounts of the Company, all entities that are wholly-owned by the Company and all entities in which the Company has a controlling financial interest, whether through voting interests or variable interests. The Company's consolidated financial statements include one variable interest entity, in which the Company has a controlling financial interest through voting rights and is also the primary beneficiary. Intercompany transactions and accounts have been eliminated.

        Investments in entities in which the Company has the ability to exercise significant influence over the operating and financial matters of the investee, but does not have a controlling financial interest, are accounted for using the equity method. Investments in entities in which the Company does not have the ability to exercise significant influence over the operating and financial matters of the investee are accounted for using the cost method. The Company evaluates each cost and equity method investment for impairment on a quarterly basis and recognizes an impairment loss if a decline in value is determined to be other-than-temporary. Such impairment evaluations include, but are not limited to: the current business environment, including competition; going concern considerations such as financial condition and the rate at which the investee company utilizes cash and the investee company's ability to obtain additional financing to achieve its business plan; the need for changes to the investee company's existing business model due to changing business environments and its ability to successfully implement necessary changes; and comparable valuations. If the Company has not identified events or changes in circumstances that may have a significant adverse effect on the fair value of a cost method investment, then the fair value of such cost method investment is not estimated, as it is impracticable to do so.

Accounting Estimates

        Management of the Company is required to make certain estimates, judgments and assumptions during the preparation of its consolidated financial statements in accordance with U.S. generally

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NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

accepted accounting principles ("U.S. GAAP"). These estimates, judgments and assumptions impact the reported amounts of assets, liabilities, revenue and expenses and the related disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

        On an ongoing basis, the Company evaluates its estimates and judgments including those related to the fair values of marketable securities and other investments, goodwill and indefinite-lived intangible assets, the useful lives and recovery of definite-lived intangible assets and property and equipment, the carrying value of accounts receivable, including the determination of the allowance for doubtful accounts and other revenue related reserves, the reserves for income tax contingencies, the valuation allowance for deferred income tax assets and the fair value of and forfeiture rates for stock-based awards, among others. The Company bases its estimates and judgments on historical experience, its forecasts and budgets and other factors that the Company considers relevant.

Revenue Recognition

        The Company recognizes revenue when persuasive evidence of an arrangement exists, services are rendered or merchandise is delivered to customers, the fee or price charged is fixed or determinable and collectability is reasonably assured. Deferred revenue is recorded when payments are received in advance of the Company's rendering of services or delivery of merchandise.

Search & Applications

        The Search & Applications segment's revenue consists principally of advertising revenue which is generated primarily through the display of paid listings in response to search queries, as well as from advertisements appearing on its destination search websites and portals and certain third party websites and the syndication of search results generated by Ask-branded destination search websites. The Company obtains the substantial majority of its paid listings from third-party providers, primarily Google Inc. ("Google"). Paid listings are priced on a price per click and when the Company delivers a user's click to a paid listing supplied by Google, Google bills the advertiser and shares a portion of its resulting paid listing fee with the Company. The Company recognizes paid listing revenue from Google when it delivers the user's click. In cases where the user's click is generated by a third party site, the Company recognizes the amount due from Google as revenue and records the revenue share obligation to the third-party site as traffic acquisition costs.

Match

        Match's revenue consists primarily of subscription fee revenue generated from customers who subscribe to online personals services on Match.com and most of Match's other personals websites. Subscription fee revenue is recognized over the terms of the applicable subscriptions, which primarily range from one to six months. Deferred revenue at Match totaled $94.9 million and $57.4 million at December 31, 2011 and 2010, respectively. Match also earns revenue from online advertising, primarily from OkCupid, which was acquired in January 2011. Online advertising revenue is recognized every time an ad is displayed.

Local

        HomeAdvisor's lead acceptance revenue is generated and recognized when an in-network home service professional is delivered a consumer lead. HomeAdvisor's activation revenue is generated through the enrollment and activation of a new home service professional. Activation revenue is

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

initially deferred and recognized over 24 months. Prior to 2010, the period of recognition was 36 months. The change was based on an updated estimate of the economic life of an in-network home service professional. Deferred revenue totaled $3.8 million and $5.0 million at December 31, 2011 and 2010, respectively.

        CityGrid Media's revenue is primarily generated through the sale of local and national online advertising. There are several types of internet advertisements, and the way in which advertising revenue is earned varies among them. Depending upon the terms, revenue might be earned every time a user clicks on an ad, every time an ad is displayed, or every time a user clicks-through on the ad and takes a specified action on the destination site.

Media

        Revenue of media businesses included in this segment is generated primarily through online advertising, media production and subscriptions. Online advertising revenue is recognized every time an ad is displayed or over the period earned, media production revenue is recognized based on delivery and acceptance and subscription fee revenue is recognized over the terms of the applicable subscriptions, which are one month or one year.

Other

        Shoebuy's revenue consists of merchandise sales, reduced by incentive discounts and sales returns, and is recognized when delivery to the customer has occurred. Delivery is considered to have occurred when the customer takes title and assumes the risks and rewards of ownership, which is on the date of shipment. Allowances for returned merchandise are based on historical experience. Shipping and handling fees billed to customers are recorded as revenue. The costs associated with shipping goods to customers are recorded as cost of revenue.

Cash and Cash Equivalents

        Cash and cash equivalents include cash and short-term investments, with maturities of less than 91 days from the date of purchase. Domestically, cash equivalents primarily consist of AAA rated treasury and government agency money market funds and commercial paper rated A2/P2 or better. Internationally, cash equivalents primarily consist of AAA prime and government money market funds and time deposits.

Marketable Securities

        The Company invests in certain marketable securities, which primarily consist of short-to-intermediate-term debt securities issued by states of the U.S. and subdivisions thereof and investment grade corporate issuers. The Company only invests in marketable securities with active secondary or resale markets to ensure portfolio liquidity and the ability to readily convert investments into cash to fund current operations, or satisfy other cash requirements as needed. From time to time, the Company may invest in marketable equity securities as part of its investment strategy. All marketable securities are classified as available-for-sale and are reported at fair value. The unrealized gains and losses on marketable securities, net of tax, are included in accumulated other comprehensive income as a separate component of shareholders' equity. The specific-identification method is used to determine the cost of securities sold and the amount of unrealized gains and losses reclassified out of accumulated other comprehensive income into earnings.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company employs a methodology that considers available evidence in evaluating potential other-than-temporary impairments of its investments. Investments are considered to be impaired when a decline in fair value below the amortized cost basis is determined to be other-than-temporary. Factors considered in determining whether a loss is other-than-temporary include the length of time and extent to which fair value has been less than the amortized cost basis, the financial condition and near-term prospects of the issuer, and whether it is not more likely than not that the Company will be required to sell the security before the recovery of the amortized cost basis, which may be maturity. If a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded in current earnings and a new cost basis in the investment is established.

Accounts Receivable

        Accounts receivable are stated at amounts due from customers, net of an allowance for doubtful accounts and revenue reserves. Accounts receivable outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time accounts receivable are past due, the Company's previous loss history, the specific customer's ability to pay its obligation to the Company and the condition of the general economy and the customer's industry. The Company writes off accounts receivable when they become uncollectible. The Company also maintains allowances to reserve for potential credits issued to customers or other revenue adjustments. The amount of these reserves are based, in part, on historical experience.

Property and Equipment

        Property and equipment, including significant improvements, are recorded at cost. Repairs and maintenance costs are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

Asset Category	Estimated Useful Lives
Buildings and leasehold improvements	3 to 39 Years
Computer equipment and capitalized software	2 to 3 Years
Furniture and other equipment	3 to 10 Years

        The Company capitalizes certain internal use software costs including external direct costs utilized in developing or obtaining the software and compensation and other employee-related costs for personnel directly associated with the development of the software. Capitalization of such costs begins when the preliminary project stage is complete and ceases when the project is substantially complete and ready for its intended purpose. The net book value of capitalized internal use software amounted to $29.2 million and $33.9 million as of December 31, 2011 and 2010, respectively.

Goodwill and Indefinite-Lived Intangible Assets

        Goodwill acquired in business combinations is assigned to the reporting unit(s) that are expected to benefit from the combination as of the acquisition date. The Company tests goodwill and indefinite-lived intangible assets for impairment annually as of October 1, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit or the fair value of an indefinite-lived intangible asset below its carrying value. If the carrying value of a

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

reporting unit's goodwill exceeds its implied fair value, an impairment loss equal to the excess is recorded. If the carrying value of an indefinite-lived intangible asset exceeds its estimated fair value, an impairment loss equal to the excess is recorded. See Note 6 for discussion of impairment charges recorded in 2010 and 2009. There were no impairment charges recorded in 2011.

        The Company's reporting units are consistent with its determination of its operating segments. Goodwill is tested for impairment at the reporting unit level. The Company's operating segments, reporting units and reportable segments are as follows:

Operating Segment and Reporting Unit	Reportable Segment
IAC Search & Media	Search & Applications
Match	Match
HomeAdvisor	Local
CityGrid Media	Local
Connected Ventures	Media
DailyBurn	Media
Shoebuy	Other

        Media and Other includes other operating segments that do not have goodwill. See Note 15 for additional information regarding the Company's method of determining operating and reportable segments.

        The fair value of each of the Company's seven reporting units exceed their carrying values by more than 20% at October 1, 2011, the date of our most recent annual impairment assessment.

Long-Lived Assets and Intangible Assets with Definite Lives

        Long-lived assets, which consist of property and equipment and intangible assets with definite lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value is deemed not to be recoverable, an impairment loss is recorded equal to the amount by which the carrying value of the long-lived asset exceeds its fair value. Amortization of definite-lived intangible assets is computed either on a straight-line basis or based on the period in which the economic benefits of the asset will be realized.

Fair Value Measurements

        The Company categorizes its assets and liabilities measured at fair value into a fair value hierarchy that prioritizes the inputs used in pricing the asset or liability. The three levels of the fair value hierarchy are:

  •
  Level 1: Observable inputs obtained from independent sources, such as quoted prices for identical assets and liabilities in active markets.

  •
  Level 2: Other inputs that are observable directly or indirectly, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and inputs that are derived principally from or corroborated by observable market data. The fair value of the Company's Level 2 financial assets is primarily obtained from observable market prices for identical underlying securities that may not be actively traded. Certain of these securities may have different market prices from multiple market data sources, in which case an average market price is used.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  •
  Level 3: Unobservable inputs for which there is little or no market data and require the Company to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the asset or liability. See Note 9 for a discussion of assets measured at fair value using Level 3 inputs.

        The Company's non-financial assets, such as goodwill, intangible assets and property and equipment, as well as equity and cost method investments, are measured at fair value only when an impairment charge is recognized. Such fair value measurements are based predominantly on Level 3 inputs. See Note 6 for a discussion of goodwill and intangible asset impairment charges and Note 8 for a discussion of impairment charges related to equity and cost method investments.

Traffic Acquisition Costs

        Traffic acquisition costs consist of payments made to partners who distribute our B2B customized browser-based applications, integrate our paid listings into their websites or direct traffic to our websites. These payments include amounts based on revenue share and other arrangements. The Company expenses these payments as a component of cost of revenue in the accompanying consolidated statement of operations.

Advertising Costs (excluding Amortization of Non-Cash Marketing)

        Advertising costs are expensed in the period incurred (when the advertisement first runs for production costs that are initially capitalized) and represent online marketing, including fees paid to search engines and third parties that distribute our B2C downloadable applications, and offline marketing, principally television and radio advertising. Advertising expense was $497.2 million, $371.2 million and $347.8 million for the years ended December 31, 2011, 2010 and 2009, respectively.

        The Company capitalizes and amortizes the costs associated with certain distribution arrangements that require it to pay a fee per access point delivered. These access points are generally in the form of downloadable applications associated with our B2C operations. These fees are amortized over the estimated useful lives of the access points to the extent the Company can reasonably estimate a probable future economic benefit and the period over which such benefit will be realized (generally 18 months). Otherwise, the fees are charged to expense as incurred.

Amortization of Non-Cash Marketing

        Amortization of non-cash marketing consists of non-cash advertising credits secured from Universal Television as part of the transaction pursuant to which Vivendi Universal Entertainment LLLP ("VUE") was created, and the subsequent transaction by which IAC sold its partnership interests in VUE (collectively referred to as the "NBC Universal Advertising"). The NBC Universal Advertising was available for television advertising on various NBC Universal network and cable channels without any cash cost. All NBC Universal Advertising credits were used prior to December 31, 2009.

Legal Costs

        Legal costs are expensed as incurred.

Income Taxes

        The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. The Company records interest, net of any applicable related income tax benefit, on potential tax contingencies as a component of income tax expense.

        The Company recognizes liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement.

Earnings Per Share

        Basic earnings per share ("Basic EPS") is computed by dividing net earnings attributable to IAC shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share ("Diluted EPS") reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

Foreign Currency Translation and Transaction Gains and Losses

        The financial position and operating results of substantially all foreign operations are consolidated using the local currency as the functional currency. Local currency assets and liabilities are translated at the rates of exchange as of the balance sheet date, and local currency revenue and expenses are translated at average rates of exchange during the period. Translation gains and losses are included in accumulated other comprehensive income as a component of shareholders' equity. Transaction gains and losses resulting from assets and liabilities denominated in a currency other than the functional currency are included in the consolidated statement of operations as a component of other income (expense), net.

        Translation gains and losses relating to foreign entities that are liquidated or substantially liquidated are reclassified out of accumulated other comprehensive income into earnings. Such gains totaled $9.2 million during the year ended December 31, 2011 and are included in "Loss from discontinued operations, net of tax" in the accompanying consolidated statement of operations.

Stock-Based Compensation

        Stock-based compensation is measured at the grant date based on the fair value of the award and expensed over the requisite service period. See Note 14 for a further description of the Company's stock-based compensation plans.

Redeemable Noncontrolling Interests

        In connection with the acquisition of certain subsidiaries, management of these businesses has retained an ownership interest. The Company is party to fair value put and call arrangements with respect to these interests. These put and call arrangements allow management of these businesses to require the Company to purchase their interests or allow the Company to acquire such interests at fair value, respectively. These put and call arrangements become exercisable by the Company and the counter-party at various dates over the next five years. During 2011, one of these arrangements became exercisable. There were no put and call arrangements that became exercisable during 2010. These put arrangements are exercisable by the counter-party outside the control of the Company. Accordingly, to the extent that the fair value of these interests exceeds the value determined by normal noncontrolling

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

interest accounting, the value of such interests is adjusted to fair value with a corresponding adjustment to additional paid-in capital. During the years ended December 31, 2011, 2010 and 2009, the Company recorded adjustments of $4.3 million, $(2.1) million and $1.0 million, respectively, to increase (reduce) these interests to fair value.

        Noncontrolling interests in the consolidated subsidiaries of the Company should ordinarily be reported on the consolidated balance sheet within shareholders' equity, separately from the Company's equity. However, in accordance with Accounting Standards Update ("ASU") 2009-04, "Accounting for Redeemable Equity Investments-Amendment to ASC 480-10-S99", securities that are redeemable at the option of the holder and not solely within the control of the issuer, must be classified outside of shareholders' equity. Accordingly, if redemption of the noncontrolling interests is outside the control of the Company, the interests are included in the mezzanine section of the accompanying consolidated balance sheet, outside of shareholders' equity.

        Redeemable noncontrolling interests at December 31, 2011 primarily relate to Meetic and certain operations included in the Media and Other segments. Redeemable noncontrolling interests at December 31, 2010 primarily relate to the international operations of Match and certain operations included in the Media and Other segments. Redeemable noncontrolling interests at December 31, 2009 primarily relate to certain operations included in the Media and Other segments.

Noncontrolling Interests

        Noncontrolling interests at December 31, 2011 relate to Meetic.

Certain Risks and Concentrations

        A substantial portion of the Company's revenue is attributable to online advertising, the market for which is highly competitive and rapidly changing. Significant changes in this industry or changes in customer buying behavior or advertiser spending behavior could adversely affect our operating results. A significant component of the Company's revenue is attributable to a paid listing supply agreement with Google, which expires on March 31, 2016. For the years ended December 31, 2011, 2010 and 2009, revenue earned from Google was $970.4 million, $727.9 million and $561.9 million, respectively. This revenue was earned by the businesses comprising the Search & Applications segment. Accounts receivable related to revenue earned from Google totaled $105.7 million and $70.5 million at December 31, 2011 and 2010, respectively.

        The Company's business is subject to certain risks and concentrations including dependence on third party technology providers, exposure to risks associated with online commerce security and credit card fraud.

        Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents and marketable securities. Cash and cash equivalents are maintained with financial institutions and are in excess of Federal Deposit Insurance Corporation insurance limits.

Recent Accounting Pronouncement

        During the first quarter of 2012, the Company adopted the accounting standard update regarding the presentation of comprehensive income. This update was issued to increase the prominence of items reported in other comprehensive income. The update requires that all nonowner changes in shareholders' equity be presented either in a single continuous statement of comprehensive income or in two separate, but consecutive statements and requires retrospective application of this standard. In connection with the adoption of this standard our consolidated financial statements include a separate statement of comprehensive income.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—CONSOLIDATED FINANCIAL STATEMENT DETAILS

Other current assets

	December 31,
	2011	2010
	(In thousands)
Deferred income taxes	$41,045	$34,921
Prepaid expenses	19,769	14,560
Capitalized downloadable search toolbar costs, net	17,704	15,804
Income taxes receivable	7,728	19,831
Other	26,009	33,192

Other current assets	$112,255	$118,308

Property and equipment, net

	December 31,
	2011	2010
	(In thousands)
Buildings and leasehold improvements	$235,737	$234,328
Computer equipment and capitalized software	186,016	183,055
Furniture and other equipment	43,156	41,930
Projects in progress	7,643	2,944
Land	5,117	5,117

	477,669	467,374
Less: accumulated depreciation and amortization	(218,081)	(199,446)

Property and equipment, net	$259,588	$267,928

Other non-current assets

	December 31,
	2011	2010
	(In thousands)
Income taxes receivable	$58,870	$56,675
Other	21,891	25,233

Other non-current assets	$80,761	$81,908

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—CONSOLIDATED FINANCIAL STATEMENT DETAILS (Continued)

Accrued expenses and other current liabilities

	December 31,
	2011	2010
	(In thousands)
Accrued employee compensation and benefits	$83,692	$56,878
Accrued revenue share expense	80,434	58,097
Accrued advertising expense	68,782	43,418
Other	110,582	63,930

Accrued expenses and other current liabilities	$343,490	$222,323

Redeemable noncontrolling interests

	Years Ended December 31,
	2011	2010	2009
	(In thousands)
Balance at January 1	$59,869	$28,180	$22,771
Noncontrolling interests related to acquisition of Meetic	36,656	—	—
Noncontrolling interests related to the acquisition of a business contributed to a consolidated Latin American venture	—	20,250	—
Noncontrolling interests created by a decrease in the ownership of a subsidiary contributed to a consolidated Latin American venture	—	15,750	—
Noncontrolling interests related to other acquisitions	—	3,333	3,561
Decrease in redeemable noncontrolling interests in a consolidated Latin American venture resulting from the acquisition of Meetic	(37,917)	—	—
Purchase of noncontrolling interests	(5,779)	—	(216)
Distribution to owners of noncontrolling interests	(1,755)	—	—
Contribution from owners of noncontrolling interests	199	79	1,750
Net loss attributable to noncontrolling interests	(239)	(5,007)	(1,090)
Change in fair value of redeemable noncontrolling interests	4,273	(2,059)	1,033
Change in foreign currency translation adjustment	(2,968)	(267)	371
Other	(1,990)	(390)	—

Balance at December 31	$50,349	$59,869	$28,180

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 3—CONSOLIDATED FINANCIAL STATEMENT DETAILS (Continued)

Accumulated other comprehensive (loss) income

	December 31,
	2011	2010
	(In thousands)
Foreign currency translation adjustment, net of tax	$(25,174)	$16,027
Unrealized gains on available-for-sale securities, net of tax	12,731	1,519

Accumulated other comprehensive (loss) income	$(12,443)	$17,546

Revenue

	Years Ended December 31,
	2011	2010	2009
	(In thousands)
Service revenue	$1,932,289	$1,522,217	$1,240,787
Product revenue	127,155	114,598	105,908

Revenue	$2,059,444	$1,636,815	$1,346,695

Cost of revenue

	Years Ended December 31,
	2011	2010	2009
	(In thousands)
Cost of service revenue	$666,424	$508,640	$352,824
Cost of product revenue	94,820	85,176	77,025

Cost of revenue	$761,244	$593,816	$429,849

Other income (expense), net

	Years Ended December 31,
	2011	2010	2009
	(In thousands)
Interest income	$5,205	$6,517	$10,218
Interest expense	(5,430)	(5,404)	(5,823)
Non-income tax refunds related to Match Europe	4,630	—	—
Foreign currency exchange gains, net	3,660	314	1,228
Gain on sales of investments	1,974	3,989	28,835
Impairment of long-term investments	—	(7,844)	(343)
Gain on sale of Match Europe	—	—	132,244
Impairment of shares of Arcandor AG ("ARO") stock	—	—	(4,593)
Net decrease in the fair value of the derivative asset related to ARO stock	—	—	(58,097)
Other	21	995	1,333

Other income (expense), net	$10,060	$(1,433)	$105,002

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—INCOME TAXES

        U.S. and foreign earnings (loss) from continuing operations before income taxes are as follows:

	Years Ended December 31,
	2011	2010	2009
	(In thousands)
U.S.	$142,623	$20,603	$(1,046,009)
Foreign	28,899	2,083	99,010

Total	$171,522	$22,686	$(946,999)

        The components of the (benefit) provision for income taxes attributable to continuing operations are as follows:

	Years Ended December 31,
	2011	2010	2009
	(In thousands)
Current income tax provision (benefit):
Federal	$49,450	$27,271	$(23,186)
State	(26,510)	7,785	2,744
Foreign	8,496	3,097	2,209

Current income tax provision (benefit)	31,436	38,153	(18,233)

Deferred income tax (benefit) provision:
Federal	(23,293)	(7,031)	29,287
State	639	1,646	(769)
Foreign	(12,829)	(689)	(811)

Deferred income tax (benefit) provision	(35,483)	(6,074)	27,707

Income tax (benefit) provision	$(4,047)	$32,079	$9,474

        The current income tax payable was reduced by $18.0 million, $5.2 million and $0.8 million for the years ended December 31, 2011, 2010 and 2009, respectively, for excess tax deductions attributable to stock-based compensation. The related income tax benefits were recorded as amounts credited to additional paid-in capital or a reduction in goodwill. In addition, the current income tax payable was reduced by $4.1 million, $4.8 million and $4.3 million for the years ended December 31, 2011, 2010 and 2009, respectively, for excess tax deductions attributable to settlements of vested stock-based awards denominated in subsidiaries' equity. The related income tax benefits were recorded as amounts credited to additional paid-in-capital.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—INCOME TAXES (Continued)

        The tax effects of cumulative temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below. The valuation allowance is related to items for which it is more likely than not that the tax benefit will not be realized.

	December 31,
	2011	2010
	(In thousands)
Deferred tax assets:
Accrued expenses	$25,130	$18,361
Net operating loss carryforwards	31,000	35,298
Tax credit carryforwards	10,518	12,765
Stock-based compensation	84,543	68,633
Income tax reserves, including related interest	57,016	64,191
Intangible and other assets	—	10,339
Equity method investments	12,850	—
Other	22,490	32,103

Total deferred tax assets	243,547	241,690
Less valuation allowance	(45,084)	(40,266)

Net deferred tax assets	198,463	201,424

Deferred tax liabilities:
Property and equipment	(16,264)	(16,648)
Investment in subsidiaries	(374,282)	(378,704)
Intangible and other assets	(56,597)	—
Equity method investments	—	(32,601)
Other	(11,437)	(8,124)

Total deferred tax liabilities	(458,580)	(436,077)

Net deferred tax liability	$(260,117)	$(234,653)

        Included in "Other current assets" in the accompanying consolidated balance sheet at December 31, 2011 and 2010 is a current deferred tax asset of $41.0 million and $34.9 million, respectively and included in "Other non-current assets" in the accompanying consolidated balance sheet at December 31, 2011 and 2010 is a non-current deferred tax asset of $1.4 million and $0.9 million, respectively. In addition, included in "Accrued expenses and other current liabilities" in the accompanying consolidated balance sheet at December 31, 2011 is a current deferred tax liability of $0.4 million.

        At December 31, 2011, the Company had federal and state net operating losses ("NOLs") of $35.1 million and $115.6 million, respectively. If not utilized, the federal NOLs will expire at various times between 2023 and 2031, and the state NOLs will expire at various times between 2012 and 2031. Utilization of federal NOLs will be subject to limitations under Section 382 of the Internal Revenue Code of 1986, as amended. In addition, utilization of certain state NOLs may be subject to limitations under state laws similar to Section 382 of the Internal Revenue Code of 1986. At December 31, 2011, the Company had foreign NOLs of $48.2 million available to offset future income. Of these foreign NOLs, $42.1 million can be carried forward indefinitely and $6.1 million will expire at various times

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—INCOME TAXES (Continued)

between 2012 and 2031. During 2011, the Company recognized tax benefits related to NOLs of $2.7 million. Included in this amount was $1.1 million of tax benefits of acquired attributes which was recorded as a reduction in goodwill. At December 31, 2011, the Company had $3.1 million of federal capital losses and $267.4 million of state capital losses. If not utilized, the federal capital losses will expire in 2015, and the state capital losses will expire between 2013 and 2015. Utilization of capital losses will be limited to the Company's ability to generate future capital gains.

        At December 31, 2011, the Company had tax credit carryforwards of $12.1 million. Of this amount, $6.2 million related to federal credits for foreign taxes, $4.9 million related to state tax credits for research activities, and $1.0 million related to various state and local tax credits. Of these credit carryforwards, $5.9 million can be carried forward indefinitely and $6.2 million will expire within ten years.

        During 2011, the Company's valuation allowance increased by $4.8 million primarily due to losses from equity method investments. Of this amount, $1.8 million relates to a change in judgment about the realizability of beginning of the year deferred tax assets. At December 31, 2011, the Company had a valuation allowance of $45.1 million related to the portion of tax loss carryforwards and other items for which it is more likely than not that the tax benefit will not be realized.

        A reconciliation of the income tax (benefit) provision to the amounts computed by applying the statutory federal income tax rate to earnings (loss) from continuing operations before income taxes is shown as follows:

	Years Ended December 31,
	2011	2010	2009
	(In thousands)
Income tax provision (benefit) at the federal statutory rate of 35%	$60,033	$7,940	$(331,450)
Release of deferred tax liability associated with investment in Meetic	(43,696)	—	—
Change in tax reserves, net	(15,493)	8,696	14,558
Foreign income taxed at a different statutory tax rate	(11,774)	(4,957)	(182)
Net adjustment related to the reconciliation of income tax provision (benefit) accruals to tax returns	(7,298)	(38)	(370)
Federal valuation allowance on equity method investments	4,595	2,420	1,947
State income taxes, net of effect of federal tax benefit	5,592	5,310	1,916
Foreign tax credits	(1,076)	(5,255)	(5,200)
Non-deductible impairments of goodwill and intangible assets	—	13,661	315,886
Non-deductible goodwill associated with the sale of Match Europe	—	—	9,175
Other, net	5,070	4,302	3,194

Income tax (benefit) provision	$(4,047)	$32,079	$9,474

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—INCOME TAXES (Continued)

        No U.S. federal or state income taxes have been provided on permanently reinvested earnings of certain foreign subsidiaries aggregating $353.2 million at December 31, 2011. The amount of the unrecognized deferred U.S. federal and state income tax liability with respect to such earnings is $92.7 million.

        A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding interest, is as follows:

	December 31,
	2011	2010	2009
	(In thousands)
Balance at January 1	$389,909	$394,294	$372,633
Additions based on tax positions related to the current year	1,749	3,060	2,333
Additions for tax positions of prior years	9,560	9,897	35,432
Reductions for tax positions of prior years	(26,595)	(13,164)	(14,991)
Settlements	(16,810)	(1,025)	(1,113)
Expiration of applicable statute of limitations	(6,252)	(3,153)	—

Balance at December 31	$351,561	$389,909	$394,294

        At December 31, 2011 and 2010, unrecognized tax benefits, including interest, were $462.8 million and $487.6 million, respectively. The total unrecognized tax benefits as of December 31, 2011 include $12.3 million that have been netted against the related deferred tax assets. The remaining balance of $450.5 million is reflected in "non-current income taxes payable" in the accompanying consolidated balance sheet at December 31, 2011. Unrecognized tax benefits for the year ended December 31, 2011 decreased by $38.3 million due principally to the expiration of statutes of limitations, the effective settlement of audits and a net decrease in deductible temporary differences. Included in unrecognized tax benefits at December 31, 2011 is $88.5 million relating to tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. If unrecognized tax benefits as of December 31, 2011 are subsequently recognized, $89.5 million and $213.6 million, net of related deferred tax assets and interest, would reduce income tax expense from continuing operations and discontinued operations, respectively. If unrecognized tax benefits as of December 31, 2010 are subsequently recognized, $103.1 million and $206.9 million, net of related deferred tax assets and interest, would reduce income tax expense from continuing operations and discontinued operations, respectively. In addition, a continuing operations tax provision of $5.1 million would be required upon the subsequent recognition of unrecognized tax benefits for an increase in the Company's valuation allowance against certain deferred tax assets.

        The Company recognizes interest and, if applicable, penalties related to unrecognized tax benefits in income tax provision. Included in income tax provision for continuing operations for the years ended December 31, 2011, 2010 and 2009 is a $1.4 million expense, $9.1 million expense and $8.3 million expense, respectively, net of related deferred taxes of $0.9 million, $5.8 million and $5.5 million, respectively, for interest on unrecognized tax benefits. Included in income tax provision for discontinued operations for the years ended December 31, 2011, 2010 and 2009 is a $6.7 million expense, $7.0 million expense and $3.7 million expense, respectively, net of related deferred taxes of $4.2 million, $4.4 million and $2.5 million, respectively, for interest on unrecognized tax benefits. At

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4—INCOME TAXES (Continued)

December 31, 2011 and 2010, the Company has accrued $111.2 million and $97.7 million, respectively, for the payment of interest. Included in the income tax provision for continuing operations for the year ended December 31, 2011 is a $2.5 million benefit for a reduction in penalties on unrecognized tax benefits. Included in income tax expense from continuing operations and discontinued operations for the year ended December 31, 2009 is a $3.1 million expense and a $1.3 million expense, respectively, for penalties on unrecognized tax benefits. At December 31, 2011 and 2010, the Company has accrued $2.5 million and $5 million, respectively, for penalties.

        The Company is routinely under audit by federal, state, local and foreign authorities in the area of income tax. These audits include questioning the timing and the amount of income and deductions and the allocation of income and deductions among various tax jurisdictions. The Internal Revenue Service ("IRS") has substantially completed its review of the Company's tax returns for the years ended December 31, 2001 through 2006. The settlement has not yet been submitted to the Joint Committee of Taxation for approval. The IRS began its review of the Company's tax returns for the years ended December 31, 2007 through 2009 in July 2011. The statute of limitations for the years 2001 through 2008 has currently been extended to December 31, 2012. Various state and local jurisdictions are currently under examination, the most significant of which are California, New York and New York City for various tax years beginning with 2005. Income taxes payable include reserves considered sufficient to pay assessments that may result from examination of prior year tax returns. Changes to reserves from period to period and differences between amounts paid, if any, upon resolution of issues raised in audits and amounts previously provided may be material. Differences between the reserves for income tax contingencies and the amounts owed by the Company are recorded in the period they become known. The Company believes that it is reasonably possible that its unrecognized tax benefits could decrease by $60.3 million within twelve months of the current reporting date, of which approximately $13.1 million could decrease income tax provision, primarily due to settlements, expirations of statutes of limitations, and the reversal of deductible temporary differences that will primarily result in a corresponding decrease in net deferred tax assets. An estimate of other changes in unrecognized tax benefits, while potentially significant, cannot be made.

NOTE 5—BUSINESS COMBINATIONS

Meetic Acquisition

        In 2009, Match acquired a 27% ownership interest in Meetic. Match accounted for this interest under the equity method of accounting. During the third quarter of 2011, Match acquired an additional 12.5 million shares of Meetic for $272.0 million in cash pursuant to a tender offer. These additional shares increased Match's voting interest and ownership interest in Meetic to 79% and 81%, respectively, resulting in Match obtaining a controlling financial interest in Meetic. Accordingly, this purchase was accounted for under the acquisition method of accounting and the financial results of Meetic are included within IAC's consolidated financial statements and the Match operating segment beginning September 1, 2011. For the year ended December 31, 2011, the Company included $46.1 million of revenue, net of a $32.6 million write-off of deferred revenue, and a net loss of $8.6 million in its consolidated statement of operations related to Meetic.

        In connection with the acquisition, Match's 27% equity method investment in Meetic was reduced to its fair value of $132.7 million, resulting in a loss of $11.7 million, which is included within "Equity in losses of unconsolidated affiliates" in the accompanying consolidated statement of operations.

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—BUSINESS COMBINATIONS (Continued)

Included in this loss is $3.2 million of foreign currency translation gains, which were reclassified out of accumulated other comprehensive income into earnings. Additionally, Match measured and recorded the acquisition-date fair value of the 19% noncontrolling interest in Meetic, which totaled $101.5 million. The fair values of the 27% equity method investment and the noncontrolling interests were based on the tender offer price of €15.00 per share.

        Meetic's fair value at the date of acquisition consists of the following components:

(In thousands)
Shares acquired pursuant to tender offer	$272,032
Equity method investment in Meetic	132,652
Noncontrolling interests, including the fair value of unvested stock awards attributable to pre-acquisition services	101,487

Total	$506,171

        The table below summarizes the allocation of Meetic's fair value at the date of acquisition to its assets and liabilities:

(In thousands)
Cash and cash equivalents	$74,562
Other current assets	22,356
Property and equipment	9,269
Goodwill	313,314
Intangible assets	162,493
Other assets	40,800

Total assets	622,794
Current liabilities	(49,382)
Current deferred tax liability	(12,289)
Other liabilities	(2,575)
Non-current deferred tax liabilities	(52,377)

Net assets	$506,171

        The purchase price the Company paid for the additional 54% interest in Meetic was based on the expected financial performance of Meetic, not on the value of the identifiable assets at the time of acquisition, which resulted in a significant portion of the purchase price being allocated to goodwill. The Company's expected financial performance of Meetic reflects anticipated synergies between Match and Meetic. Meetic's business model is similar to Match's businesses and we believe increasing our ownership stake allows us to leverage Match's skill in product development, marketing and technology innovation in the online dating space across Europe.

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—BUSINESS COMBINATIONS (Continued)

        Intangible assets are as follows:

	(In thousands)	Weighted-Average Amortization Life (Years)
Indefinite-lived trade names	$129,438	Indefinite
Customer lists	18,138	1
Technology	14,917	2

Total	$162,493

        Meetic's other current assets, property and equipment, other assets, current liabilities and other liabilities were reviewed and adjusted to their fair values at the date of acquisition, as necessary. The fair value of the trade names was determined using an avoided royalty discounted cash flow analysis. Customer lists includes both paid subscribers and registered users who are not paid subscribers. The fair value relating to the paid subscribers was determined using an excess earnings methodology and the fair value relating to the registered users who are not paid subscribers was determined using a cost methodology. The fair value of the developed technology was determined using replacement cost methodology. The valuations of the intangible assets incorporate significant unobservable inputs and require estimates, including the amount and timing of future cash flows, royalty rates and discount rates. The current deferred tax liability primarily relates to the excess of tax basis over book basis on deferred revenue, which was recorded at fair value in conjunction with the acquisition. The non-current deferred tax liabilities primarily relate to the excess of book basis over tax basis on acquired intangible assets. None of the goodwill is tax deductible.

        The unaudited pro forma financial information in the table below summarizes the combined results of IAC and Meetic as if the acquisition of Meetic had occurred as of January 1, 2010. The pro forma financial information includes adjustments required under the acquisition method of accounting and is presented for informational purposes only and is not necessarily indicative of what the results would have been had the acquisition actually occurred on the aforementioned date. Pro forma adjustments reflected below include a $31.0 million reduction in revenue for the year ended December 31, 2010 relating to a write-off of Meetic's deferred revenue, and amortization of Meetic's intangible assets totaling $7.2 million and $23.4 million for the years ended December 31, 2011 and 2010, respectively.

	Years Ended December 31,
	2011	2010
	(In thousands, except per share data)
Revenue	$2,263,986	$1,853,199
Net earnings attributable to IAC shareholders	213,350	94,457
Basic earnings per share attributable to IAC shareholders	2.46	0.89
Diluted earnings per share attributable to IAC shareholders	2.26	0.89

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5—BUSINESS COMBINATIONS (Continued)

OkCupid Acquisition

        On January 20, 2011, Match acquired OkCupid for $50.0 million in cash, plus potential additional consideration of up to $40.0 million that was contingent upon OkCupid's 2011 earnings performance. During the second quarter of 2011, the provisions of this contingent consideration arrangement were amended. Pursuant to the amendment, $30.0 million was paid to the former owners of OkCupid, and a potential additional payment of up to $10.0 million was contingent upon revised performance goals. In the fourth quarter of 2011 the revised performance goals were achieved and, accordingly, a liability of $10.0 million relating to the additional payment is included in "Accrued expenses and other current liabilities" in the accompanying consolidated balance sheet at December 31, 2011.

NOTE 6—GOODWILL AND INTANGIBLE ASSETS

        The Company tests goodwill and indefinite-lived intangible assets for impairment annually or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit or the fair value of an indefinite-lived intangible asset below its carrying value. The Company also reviews definite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of a definite-lived intangible asset may not be recoverable. The Company performs its annual assessment for impairment of goodwill and indefinite-lived intangible assets as of October 1 in connection with the preparation of its annual financial statements.

        The Company determines the fair values of its reporting units using discounted cash flow ("DCF") analyses, and typically corroborates the concluded fair value using a market based valuation approach. Determining fair value requires the exercise of significant judgment, including judgment about the amount and timing of expected future cash flows and appropriate discount rates. The expected cash flows used in the DCF analyses are based on the Company's most recent budget and, for years beyond the budget, the Company's estimates, which are based, in part, on forecasted growth rates. The discount rates used in the DCF analyses reflect the risks inherent in the expected future cash flows of the respective reporting units. Assumptions used in the DCF analyses, including the discount rate, are assessed annually based on the reporting units' current results and forecast, as well as macroeconomic and industry specific factors. The discount rates used in the Company's annual goodwill impairment assessment ranged from 13% to 20% in both 2011 and 2010.

        The Company determines the fair values of its indefinite-lived intangible assets using avoided royalty DCF analyses. Significant judgments inherent in these analyses include the selection of appropriate royalty and discount rates and estimating the amount and timing of expected future cash flows. The discount rates used in the DCF analyses reflect the risks inherent in the expected future cash flows generated by the respective intangible assets. The royalty rates used in the DCF analyses are based upon an estimate of the royalty rates that a market participant would pay to license the Company's trade names and trademarks. Assumptions used in the avoided royalty DCF analyses, including the discount rate and royalty rate, are assessed annually based on the actual and projected cash flows related to the asset, as well as macroeconomic and industry specific factors. The discount rates used in the Company's annual indefinite-lived impairment assessment ranged from 13% to 20% in both 2011 and 2010, and the royalty rates used ranged from 1% to 9% in 2011 and 1% to 10% in 2010.

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—GOODWILL AND INTANGIBLE ASSETS (Continued)

        In connection with its annual assessment in 2010, the Company identified and recorded impairment charges at the Other segment related to the write-down of the goodwill and indefinite-lived intangible assets of Shoebuy of $28.0 million and $4.5 million, respectively, and at the Search & Applications segment related to the write-down of an indefinite-lived intangible asset of IAC Search & Media of $11.0 million. The indefinite-lived intangible asset impairment charge at Shoebuy related to trade names and trademarks. The goodwill and indefinite-lived intangible asset impairment charges at Shoebuy reflected expectations of lower revenue and profit performance in future years due to Shoebuy's 2010 fourth quarter revenue and profit performance, which is its seasonally strongest quarter. The indefinite-lived intangible asset impairment charge at IAC Search & Media was primarily due to lower future revenue projections associated with a trade name and trademark based largely upon the impact of 2010's full year results.

        In connection with its annual assessment and its review of definite-lived intangible assets in 2009, the Company identified and recorded impairment charges at the Search & Applications segment related to the write-down of the goodwill and indefinite-lived and definite-lived intangible assets of IAC Search & Media of $916.9 million, $104.1 million and $24.2 million, respectively. The goodwill and indefinite-lived intangible asset impairment charges reflected lower projections for revenue and profits at IAC Search & Media in future years that reflected the Company's consideration of industry growth rates, competitive dynamics and IAC Search & Media's operating strategies and the impact of these factors on the fair value of IAC Search & Media and its goodwill and indefinite-lived intangible assets. The indefinite-lived intangible asset impairment charge related to trade names and trademarks. The definite-lived intangible asset impairment charge primarily related to certain technology and advertiser relationships, the carrying values of which were no longer considered recoverable based upon an assessment of future cash flows related to these assets. Accordingly, these assets were written down to fair value.

        The indefinite-lived and definite-lived intangible asset impairment charges are included in amortization of intangibles in the accompanying consolidated statement of operations.

        The balance of goodwill and intangible assets, net is as follows:

	December 31,
	2011	2010
	(In thousands)
Goodwill	$1,358,524	$989,493
Intangible assets with indefinite lives	351,488	237,021
Intangible assets with definite lives, net	26,619	8,023

Total goodwill and intangible assets, net	$1,736,631	$1,234,537

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—GOODWILL AND INTANGIBLE ASSETS (Continued)

        The following table presents the balance of goodwill by reporting unit, including the changes in the carrying value of goodwill, for the year ended December 31, 2011:

	Balance as of December 31, 2010	Additions	(Deductions)	Foreign Exchange Translation	Balance as of December 31, 2011
	(In thousands)
IAC Search & Media	$526,681	$—	$(237)	$—	$526,444

Search & Applications	526,681	—	(237)	—	526,444
Match	297,974	397,115	—	(28,016)	667,073
HomeAdvisor	109,917	—	(3)	33	109,947
CityGrid Media	17,450	301	—	—	17,751

Local	127,367	301	(3)	33	127,698
Connected Ventures	8,436	—	(169)	—	8,267
DailyBurn	7,323	—	—	—	7,323

Media	15,759	—	(169)	—	15,590
Shoebuy	21,712	7	—	—	21,719

Other	21,712	7	—	—	21,719

Total	$989,493	$397,423	$(409)	$(27,983)	$1,358,524

        Additions principally relate to the acquisitions of Meetic and OkCupid. Both the December 31, 2011 and 2010 goodwill balances include accumulated impairment losses of $916.9 million, $28.0 million and $11.6 million at IAC Search & Media, Shoebuy and Connected Ventures, respectively.

        The following table presents the balance of goodwill by reporting unit, including the changes in the carrying value of goodwill, for the year ended December 31, 2010:

	Balance as of December 31, 2009	Additions	(Deductions)	Impairment	Foreign Exchange Translation	Balance as of December 31, 2010
	(In thousands)
IAC Search & Media	$527,604	$—	$(923)	$—	$—	$526,681

Search & Applications	527,604	—	(923)	—	—	526,681
Match	253,812	37,375	—	—	6,787	297,974
HomeAdvisor	110,689	—	—	—	(772)	109,917
CityGrid Media	17,450	—	—	—	—	17,450

Local	128,139	—	—	—	(772)	127,367
Connected Ventures	8,436	—	—	—	—	8,436
DailyBurn	—	7,323	—	—	—	7,323

Media	8,436	7,323	—	—	—	15,759
Shoebuy	49,744	—	—	(28,032)	—	21,712

Other	49,744	—	—	(28,032)	—	21,712

Total	$967,735	$44,698	$(923)	$(28,032)	$6,015	$989,493

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6—GOODWILL AND INTANGIBLE ASSETS (Continued)

        Additions principally relate to the acquisitions of Meetic's Latin American operations ("Parperfeito"), Singlesnet and DailyBurn.com. The December 31, 2009 goodwill balance includes accumulated impairment losses of $916.9 million and $11.6 million at IAC Search & Media and Connected Ventures, respectively.

        Intangible assets with indefinite lives are trade names and trademarks acquired in various acquisitions. At December 31, 2011, intangible assets with definite lives are as follows:

	Cost	Accumulated Amortization	Net	Weighted-Average Amortization Life (Years)
	(In thousands)
Customer lists	$18,050	$(8,837)	$9,213	1.0
Technology	16,145	(3,858)	12,287	2.2
Supplier agreements	8,946	(5,298)	3,648	6.4
Other	6,063	(4,592)	1,471	3.4

Total	$49,204	$(22,585)	$26,619	2.6

        At December 31, 2010, intangible assets with definite lives are as follows:

	Cost	Accumulated Amortization	Net	Weighted-Average Amortization Life (Years)
	(In thousands)
Supplier agreements	$7,100	$(4,668)	$2,432	6.7
Customer lists	5,534	(5,298)	236	1.3
Technology	3,100	(1,817)	1,283	3.0
Other	8,871	(4,799)	4,072	4.2

Total	$24,605	$(16,582)	$8,023	4.1

        At December 31, 2011, amortization of intangible assets with definite lives for each of the next five years is estimated to be as follows:

Years Ending December 31,	(In thousands)
2012	$18,712
2013	6,176
2014	669
2015	607
2016	455

$26,619

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—MARKETABLE SECURITIES

        At December 31, 2011, available-for-sale marketable securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(In thousands)
Corporate debt securities	$48,621	$99	$(15)	$48,705
States of the U.S. and state political subdivisions	111,758	587	(22)	112,323

Total debt securities	160,379	686	(37)	161,028
Equity security	4,656	11	—	4,667

Total marketable securities	$165,035	$697	$(37)	$165,695

        At December 31, 2010, available-for-sale marketable securities are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(In thousands)
Corporate debt securities	$237,406	$773	$(16)	$238,163
States of the U.S. and state political subdivisions	110,478	373	(230)	110,621
U.S. Treasury securities	199,881	18	—	199,899

Total debt securities	547,765	1,164	(246)	548,683
Equity security	12,896	2,418	—	15,314

Total marketable securities	$560,661	$3,582	$(246)	$563,997

        The net unrealized gains in the tables above are included in "Accumulated other comprehensive (loss) income" in the accompanying consolidated balance sheet.

        The contractual maturities of debt securities classified as available-for-sale at December 31, 2011 are as follows:

	Amortized Cost	Estimated Fair Value
	(In thousands)
Due in one year or less	$68,375	$68,545
Due after one year through five years	92,004	92,483

Total	$160,379	$161,028

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—MARKETABLE SECURITIES (Continued)

        The following table summarizes investments in marketable debt securities (twelve in total at December 31, 2011) that have been in a continuous unrealized loss position for less than twelve months:

	December 31,
	2011		2010
	(In thousands)
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Corporate debt securities	$12,920	$(15)	$34,552	$(16)
States of the U.S. and state political subdivisions	11,711	(22)	39,171	(230)

Total	$24,631	$(37)	$73,723	$(246)

        At December 31, 2011 and 2010, there are no investments in marketable securities that have been in a continuous unrealized loss position for twelve months or longer.

        Substantially all of the Company's marketable debt securities are rated investment grade. The gross unrealized losses on the marketable debt securities relate to changes in interest rates. Because the Company does not intend to sell any marketable debt securities and it is not more likely than not that the Company will be required to sell any marketable debt securities before recovery of their amortized cost bases, which may be maturity, the Company does not consider any of its marketable debt securities to be other-than-temporarily impaired at December 31, 2011.

        The following table presents the proceeds from maturities and sales of available-for-sale marketable securities and the related gross realized gains and losses:

	December 31,
	2011	2010	2009
	(In thousands)
Proceeds from maturities and sales of available-for-sale marketable securities	$600,149	$768,650	$293,629
Gross realized gains	2,482	4,802	42,372
Gross realized losses	(41)	(19)	(12,414)

        Gross realized gains and losses from the maturities and sales of available-for-sale marketable securities are included in "Other income (expense), net" in the accompanying consolidated statement of operations.

        Unrealized gains, net of tax, reclassified out of accumulated other comprehensive income into other income (expense), net related to the maturities and sales of available-for-sale securities for the years ended December 31, 2011, 2010 and 2009 were $2.8 million, $3.2 million and $0.7 million, respectively.

Investment in ARO

        As part of the consideration for the sale of HSE to ARO on June 19, 2007, IAC received approximately 5.5 million shares of ARO stock plus additional consideration in the form of a

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7—MARKETABLE SECURITIES (Continued)

contingent value right ("CVR") (See Note 9 for additional information on the CVR). During 2009, the Company sold its 5.5 million shares of ARO stock, resulting in a pre-tax loss of $12.3 million, which is included in the gross realized losses for the year ended December 31, 2009 disclosed above. Prior to the sale of its last 1.1 million shares of ARO stock, the Company concluded that the decline in the stock price of these remaining shares was other-than-temporary, due in part, to ARO's insolvency filing on June 9, 2009, and recorded impairment charges totaling $4.6 million.

NOTE 8—LONG-TERM INVESTMENTS

        The balance of long-term investments is comprised of:

	December 31,
	2011	2010
	(In thousands)
Equity method investments	$10,873	$148,607
Cost method investments	82,318	39,014
Auction rate securities	5,870	13,100
Long-term marketable equity securities	74,691	—

Total long-term investments	$173,752	$200,721

Equity method investments

        The carrying values of the Company's equity method investments, along with the principal market that the investee operates include:

	December 31,		Percent Ownership of Common Stock
	2011	2010
	(In thousands)
Meetic (Europe)	$—	$130,043	See Note 5
Other	10,873	18,564

Total equity method investments included in long-term investments	10,873	148,607
The Newsweek/Daily Beast Company (United States) included in accrued expenses and other current liabilities	(8,186)	—	50%

Total equity method investments	$2,687	$148,607

        The Company's equity method investment in The Newsweek/Daily Beast Company is a negative balance representing IAC's commitment to fund.

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—LONG-TERM INVESTMENTS (Continued)

        Summarized aggregated financial information for the Company's equity method investments is as follows:

	December 31,
	2011	2010
	(In thousands)
Balance sheet data(a):
Current assets	$42,527	$83,948
Non-current assets	45,852	388,518
Current liabilities	(47,085)	(89,505)
Non-current liabilities	(11,044)	(18,900)

	Twelve Months Ended December 31,
	2011	2010	2009
	(In thousands)
Operating data(a):
Net sales	$368,433	$275,584	$114,128
Gross profit	105,749	67,716	36,900
Net (loss) income	(17,636)	14,083	(4,966)

(a)
Summarized financial information for the Company's equity method investments is presented for the periods during which the Company holds or held an equity ownership interest. The summarized financial information for certain equity method investments is presented on a one quarter lag.

        During the first quarter of 2010, the Company recorded an $18.3 million impairment charge to write-down an investment accounted for using the equity method to fair value. The decline in value was determined to be other-than-temporary due to the investee's continued losses and negative operating cash flows. The Company estimated the fair value of its investment using a multiple of revenue approach. The impairment charge is included within "Equity in losses of unconsolidated affiliates" in the accompanying consolidated statement of operations.

Cost method investments

        During the third quarter of 2011, the Company acquired a 20% interest in Zhenai Inc. ("Zhenai"), a leading provider of online matchmaking services in China. Our voting power is limited by a shareholders agreement. In light of this limitation and the significance of our interest relative to other shareholders, we do not have the ability to exercise significant influence over the operating and financial matters of Zhenai and this investment is accounted for as a cost method investment.

        In the fourth quarter of 2010, the Company recorded a $7.8 million impairment charge related to the write-down of an investment accounted for using the cost method to fair value. The impairment charge was determined to be other-than-temporary due to the investee's inability to achieve its 2010 cash flow forecast during its seasonally strongest fourth quarter and the Company's assessment that the investee would be unable to continue to operate without new outside financing. The impairment charge

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 8—LONG-TERM INVESTMENTS (Continued)

is included in "Other income (expense), net" in the accompanying consolidated statement of operations.

Auction rate securities

        See Note 9 for information regarding auction rate securities.

Long-term marketable equity securities

        The cost basis of the Company's long-term marketable equity securities at December 31, 2011 was $53.1 million, with gross unrealized gains of $29.8 million and a gross unrealized loss of $8.2 million, included in "Accumulated other comprehensive (loss) income" in the accompanying consolidated balance sheet. The Company evaluated the near-term prospects of the issuer in relation to the severity and short duration of the unrealized loss and based on that evaluation and the Company's ability and intent to hold this investment for a reasonable period of time sufficient for a forecasted recovery of fair value, the Company does not consider this investment to be other-than-temporarily impaired at December 31, 2011. There were no long-term marketable equity securities at December 31, 2010.

NOTE 9—FAIR VALUE MEASUREMENTS

        The following tables present the Company's assets and liabilities that are measured at fair value on a recurring basis:

	December 31, 2011
	Quoted Market Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Treasury and government agency money market funds	$321,314	$—	$—	$321,314
Commercial paper	—	237,942	—	237,942
Time deposits	—	4,750	—	4,750
Marketable securities:
Corporate debt securities	—	48,705	—	48,705
States of the U.S. and state political subdivisions	—	112,323	—	112,323
Equity security	4,667	—	—	4,667
Long-term investments:
Auction rate security	—	—	5,870	5,870
Marketable equity securities	74,691	—	—	74,691

Total	$400,672	$403,720	$5,870	$810,262

Liabilities:
Contingent consideration arrangement	$—	$—	$(10,000)	$(10,000)

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—FAIR VALUE MEASUREMENTS (Continued)

	December 31, 2010
	Quoted Market Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Treasury and government agency money market funds	$275,108	$—	$—	$275,108
Commercial paper	—	309,183	—	309,183
Time deposits	—	26,050	—	26,050
Marketable securities:
Corporate debt securities	—	238,163	—	238,163
States of the U.S. and state political subdivisions	—	110,621	—	110,621
U.S. Treasury securities	199,899	—	—	199,899
Equity security	15,314	—	—	15,314
Long-term investments:
Auction rate securities	—	—	13,100	13,100

Total	$490,321	$684,017	$13,100	$1,187,438

        The following table presents the changes in the Company's assets and liabilities that are measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

	For the Year Ended
	December 31, 2011		December 31, 2010
	Auction Rate Securities	Contingent Consideration Arrangement	Auction Rate Securities
	(In thousands)
Balance at January 1	$13,100	$—	$12,635
Total net (losses) gains (realized and unrealized):
Included in other comprehensive income	(2,230)	—	465
Fair value at date of acquisition	—	(40,000)	—
Settlements	(5,000)	30,000	—

Balance at December 31	$5,870	$(10,000)	$13,100

        There are no gains or losses included in earnings for the years ended December 31, 2011 and 2010, relating to the Company's assets and liabilities that are measured at fair value on a recurring basis using significant unobservable inputs. For the year ended December 31, 2009, a loss of $57.2 million was included in earnings related to the CVR, which was accounted for as a derivative asset and maintained at fair value relying on significant unobservable inputs. This loss is unrealized and included in "Other income (expense), net" in the accompanying consolidated statement of operations.

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9—FAIR VALUE MEASUREMENTS (Continued)

Auction rate securities

        The Company's auction rate securities are valued by discounting the estimated future cash flow streams of the securities over the lives of the securities. Credit spreads and other risk factors are also considered in establishing fair value. During the first quarter of 2011, one of the auction rate securities was redeemed at its par value of $5.0 million. The cost basis of the auction rate securities is $10.0 million and $15.0 million at December 31, 2011 and December 31, 2010, respectively, with gross unrealized losses of $4.1 million and $1.9 million at December 31, 2011 and December 31, 2010, respectively. The unrealized losses are included in "Accumulated other comprehensive (loss) income" in the accompanying consolidated balance sheet. At December 31, 2011, the remaining auction rate security is rated A/WR and matures in 2035. The Company does not consider the auction rate security to be other-than-temporarily impaired at December 31, 2011, due to its high credit rating and because the Company does not intend to sell this security and it is not more likely than not that the Company will be required to sell this security before the recovery of its amortized cost basis, which may be maturity.

Contingent consideration arrangement

        See Note 5 for information regarding the contingent consideration arrangement related to the OkCupid acquisition.

NOTE 10—FINANCIAL INSTRUMENTS

        The fair values of the financial instruments listed below have been determined by the Company using available market information and appropriate valuation methodologies.

	December 31, 2011		December 31, 2010
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In thousands)
Assets:
Cash and cash equivalents	$704,153	$704,153	$742,099	$742,099
Marketable securities	165,695	165,695	563,997	563,997
Auction rate securities	5,870	5,870	13,100	13,100
Long-term marketable equity securities	74,691	74,691	—	—
Notes receivable	3,424	3,058	3,316	2,818
Liabilities:
Contingent consideration arrangement	(10,000)	(10,000)	—	—
Long-term debt	(95,844)	(93,339)	(95,844)	(83,363)
Guarantee of an equity method investee's debt	(5,000)	(5,000)	—	—
Letters of credit and surety bond	N/A	(312)	N/A	(362)

        The carrying value of cash equivalents approximates fair value due to their short-term maturity. The fair value of notes receivable is based on discounting the expected future cash flow streams using yields of the underlying credit. The fair value of long-term debt is estimated using quoted market prices or indices for similar liabilities and taking into consideration other factors such as credit quality and maturity. The carrying value and fair value of the guarantee of the equity method investee's debt

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10—FINANCIAL INSTRUMENTS (Continued)

represents the amount the Company expects to pay to settle this obligation. The fair value of the letters of credit and surety bond are based on the present value of the costs associated with maintaining these instruments over their expected term. See Note 2 for discussion of the fair value of marketable securities and long-term marketable equity securities, Note 9 for discussion of the fair value of the auction rate securities and Note 5 for discussion of the fair value of the contingent consideration arrangement related to the OkCupid acquisition.

NOTE 11—LONG-TERM DEBT

        The balance of long-term debt is comprised of:

	December 31,
	2011	2010
	(In thousands)
7.00% Senior Notes due January 15, 2013; interest payable each January 15 and July 15 which commenced July 15, 2003	$15,844	$15,844
5% New York City Industrial Development Agency Liberty Bonds due September 1, 2035; interest payable each March 1 and September 1 which commenced March 1, 2006	80,000	80,000

Long-term debt	$95,844	$95,844

        In connection with the financing of the construction of IAC's corporate headquarters, on August 31, 2005, the New York City Industrial Development Agency (the "Agency") issued $80 million in aggregate principal amount of New York City Industrial Development Agency Liberty Bonds (IAC/InterActiveCorp Project), Series 2005 (the "Liberty Bonds"). IAC is obligated to make all principal, interest and other payments in respect of the Liberty Bonds pursuant to certain security and payment arrangements between IAC and the Agency, which arrangements were entered into in connection with the closing of the Liberty Bond issuance. IAC's payment obligation under the Liberty Bonds is collateralized by a mortgage interest in the corporate headquarters building.

        Aggregate contractual maturities of long-term debt are as follows:

Years Ending December 31,	(In thousands)
2013	$15,844
2035	80,000

$95,844

NOTE 12—SHAREHOLDERS' EQUITY

Description of Common Stock and Class B Convertible Common Stock

        With respect to matters that may be submitted to a vote or for the consent of IAC's shareholders generally, including the election of directors, each holder of shares of IAC common stock and IAC Class B common stock vote together as a single class. In connection with any such vote, each holder of IAC common stock is entitled to one vote for each share of IAC common stock held and each holder of IAC Class B common stock is entitled to ten votes for each share of IAC Class B common stock

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12—SHAREHOLDERS' EQUITY (Continued)

held. Notwithstanding the foregoing, the holders of shares of IAC common stock, acting as a single class, are entitled to elect 25% of the total number of IAC's directors, and, in the event that 25% of the total number of directors shall result in a fraction of a director, then the holders of shares of IAC common stock, acting as a single class, are entitled to elect the next higher whole number of IAC's directors. In addition, Delaware law requires that certain matters be approved by the holders of shares of IAC common stock or holders of IAC Class B common stock voting as a separate class.

        Shares of IAC Class B common stock are convertible into shares of IAC common stock at the option of the holder thereof, at any time, on a share-for-share basis. Such conversion ratio will in all events be equitably preserved in the event of any recapitalization of IAC by means of a stock dividend on, or a stock split or combination of, outstanding shares of IAC common stock or IAC Class B common stock, or in the event of any merger, consolidation or other reorganization of IAC with another corporation. Upon the conversion of shares of IAC Class B common stock into shares of IAC common stock, those shares of IAC Class B common stock will be retired and will not be subject to reissue. Shares of IAC common stock are not convertible into shares of IAC Class B common stock.

        Except as described herein, shares of IAC common stock and IAC Class B common stock are identical. The holders of shares of IAC common stock and the holders of shares of IAC Class B common stock are entitled to receive, share for share, such dividends as may be declared by IAC's Board of Directors out of funds legally available therefore. In the event of a liquidation, dissolution, distribution of assets or winding-up of IAC, the holders of shares of IAC common stock and the holders of shares of IAC Class B common stock are entitled to receive, share for share, all the assets of IAC available for distribution to its stockholders, after the rights of the holders of any IAC preferred stock have been satisfied.

        On December 1, 2010, Mr. Diller, Chairman of the Board and Senior Executive of the Company, entered into an agreement with Liberty, pursuant to which Liberty exchanged with Mr. Diller an aggregate of 4.3 million shares of Class B common stock for the same number of shares of common stock held by Mr. Diller. In consideration of Mr. Diller waiving certain pre-existing rights under the Stockholders Agreement with respect to Liberty's transfer to IAC of shares of common stock and Class B common stock, the Company agreed to permit Mr. Diller to exchange with IAC, on a one-for-one basis, from time to time until September 1, 2011 up to 1.5 million shares of common stock for shares of Class B common stock. During 2011, Mr. Diller exchanged 1.5 million shares of common stock for 1.5 million shares of Class B common stock.

        Further, on December 1, 2010, the Company entered into a stock exchange agreement with Liberty. Under the agreement, Liberty agreed to exchange with IAC an aggregate of 4.3 million shares of common stock described above and an aggregate of 8.5 million shares of Class B common stock for the outstanding shares of Celebrate Interactive, Inc., a wholly owned subsidiary of IAC, which owned all of the equity interests of Evite, Inc., Giftco, Inc. and IAC Advertising, LLC and $217.9 million in cash.

        The shares of common stock and Class B common stock exchanged by Liberty represented substantially all of the shares of common stock and all of the shares of Class B common stock owned beneficially and/or of record by Liberty.

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12—SHAREHOLDERS' EQUITY (Continued)

        Following consummation of the above transactions, Mr. Diller, through his own holdings, has 5.8 million shares of IAC's outstanding Class B common stock representing 42.9% of the outstanding total voting power of the Company.

Description of Preferred Stock

        IAC's Board of Directors has the authority to designate, by resolution, the powers, preferences, rights and qualifications, limitations and restrictions of preferred stock issued by IAC without any further vote or action by the shareholders. Any shares of preferred stock so issued would have priority over shares of IAC common stock and shares of IAC Class B common stock with respect to dividend or liquidation rights or both. At December 31, 2011 and 2010 there was no preferred stock issued and outstanding.

Dividend

        On November 2, 2011, IAC's Board of Directors declared a quarterly cash dividend of $0.12 per share of common stock and Class B common stock outstanding, which was paid on December 1, 2011 to stockholders of record as of the close of business on November 15, 2011.

Reserved Common Shares

        In connection with equity compensation plans, warrants, and other matters, 42.0 million shares of IAC common stock were reserved as of December 31, 2011.

Warrants

        A summary of changes in outstanding warrants is as follows:

	December 31, 2011
	Number of IAC Common Shares Underlying Warrants	Weighted Average Strike Price
	(Shares in thousands)
Outstanding at January 1, 2011	18,297	$28.07
Exercised	(3,949)	26.90

Outstanding at December 31, 2011	14,348	$28.40

        During the years ended December 31, 2010 and 2009 there were zero and approximately 11.6 million warrants exercised, respectively. No warrants were granted during the years ended December 31, 2011, 2010 and 2009.

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12—SHAREHOLDERS' EQUITY (Continued)

        At December 31, 2011, warrants to acquire shares of IAC common stock were outstanding as follows:

	Expiration Date	Number of IAC Common Shares Underlying Warrants Outstanding At December 31, 2011	Average Strike per IAC Share
		(In thousands)
Issued in Vivendi deal:
Tranche 1	5/7/12	9,836	$26.86
Tranche 2	5/7/12	4,512	$31.75

		14,348	$28.40

Common Stock Repurchases

        During 2011 and 2010, the Company purchased 13.6 million and 23.1 million shares of IAC common stock for aggregate consideration, on a trade date basis, of $518.6 million and $530.9 million, respectively. In addition, on December 1, 2010, the Company completed the tax-free exchange of Evite, Gifts.com, IAC Advertising Solutions and $217.9 million in cash for substantially all of Liberty's equity stake in IAC, representing 8.5 million shares of Class B common stock and 4.3 million shares of common stock; in the first quarter of 2011, the Company received from Liberty 0.1 million shares of IAC common stock in fulfillment of post-closing working capital adjustments.

        On July 26, 2011, IAC's Board of Directors authorized the repurchase of up to an additional 15 million shares of IAC common stock. At December 31, 2011, the Company had approximately 8.6 million shares remaining in its share repurchase authorization.

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—EARNINGS PER SHARE

        The following table sets forth the computation of basic and diluted earnings (loss) per share attributable to IAC shareholders.

	Years Ended December 31,
	2011		2010		2009
	Basic	Diluted	Basic	Diluted	Basic	Diluted
	(In thousands, except per share data)
Numerator:
Earnings (loss) from continuing operations	$175,569	$175,569	$(9,393)	$(9,393)	$(956,473)	$(956,473)
Net loss attributable to noncontrolling interests	2,656	2,656	5,007	5,007	1,090	1,090

Earnings (loss) from continuing operations attributable to IAC shareholders	178,225	178,225	(4,386)	(4,386)	(955,383)	(955,383)
(Loss) earnings from discontinued operations, net of tax attributable to IAC shareholders(a)	(3,992)	(3,992)	103,745	103,745	(23,439)	(23,439)

Net earnings (loss) attributable to IAC shareholders	$174,233	$174,233	$99,359	$99,359	$(978,822)	$(978,822)

Denominator:
Weighted average basic shares outstanding	86,755	86,755	106,274	106,274	138,599	138,599
Dilutive securities including stock options, warrants and RSUs(b)(c)(d)	—	7,566	—	—	—	—

Denominator for earnings per share—weighted average shares(b)(c)(d)	86,775	94,321	106,274	106,274	138,599	138,599

Earnings (loss) per share attributable to IAC shareholders:
Earnings (loss) per share from continuing operations	$2.05	$1.89	$(0.04)	$(0.04)	$(6.89)	$(6.89)
Discontinued operations, net of tax	(0.04)	(0.04)	0.97	0.97	(0.17)	(0.17)

Earnings (loss) per share	$2.01	$1.85	$0.93	$0.93	$(7.06)	$(7.06)

(a)
Amounts in 2010 include the gain on the Liberty Exchange.

(b)
If the effect is dilutive, weighted average common shares outstanding include the incremental shares that would be issued upon the assumed exercise of stock options and warrants and vesting of restricted stock units ("RSUs"). For the year ended December 31, 2011, approximately 1.0 million shares related to potentially dilutive securities are excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive.

(c)
For the years ended December 31, 2010 and 2009, the Company had losses from continuing operations and as a result, no potentially dilutive securities were included in the denominator for computing dilutive earnings per share because the impact would have been anti-dilutive. Accordingly, the weighted average basic shares outstanding were used to compute all earnings per share amounts. For the years ended December 31, 2010 and 2009, approximately 36.3 million and

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13—EARNINGS PER SHARE (Continued)

  36.2 million shares, respectively, related to potentially dilutive securities were excluded from the calculation of diluted earnings per share because their inclusion would have been anti-dilutive.

(d)
There are no performance-based units ("PSUs") included in the denominator for earnings per share as the performance conditions have not been met for the respective reporting periods. For the years ended December 31, 2011, 2010 and 2009 approximately 3.1 million, 2.9 million and 1.8 million PSUs are excluded from the calculation of diluted earnings per share.

NOTE 14—STOCK-BASED COMPENSATION

        IAC currently has two active plans under which awards have been granted, which cover stock options to acquire shares of IAC common stock, RSUs, PSUs and restricted stock, as well as provide for the future grant of these and other equity awards. These plans are: the IAC 2008 Stock and Annual Incentive Plan (the "2008 Plan") and the IAC 2005 Stock and Annual Incentive Plan (the "2005 Plan"). Under the 2008 Plan, the Company was originally authorized to grant stock options, RSUs, PSUs, restricted stock and other equity based awards for up to 20.0 million shares of IAC common stock. Under the 2005 Plan, the Company was originally authorized to grant stock options, RSUs, PSUs, restricted stock and other equity based awards for up to 20.0 million shares of IAC common stock, adjusted to reflect IAC's one-for-two reverse stock split in August 2008. The active plans described above authorize the Company to grant awards to its employees, officers, directors and consultants. At December 31, 2011, there were 9.2 million shares available for grant under the Company's stock-based compensation plans.

        The plans described above have a stated term of ten years and provide that the exercise price of stock options granted will not be less than the market price of the Company's common stock on the grant date. The plans do not specify grant dates or vesting schedules as those determinations have been delegated to the Compensation and Human Resources Committee of IAC's Board of Directors (the "Committee"). Each grant agreement reflects the vesting schedule for that particular grant as determined by the Committee. Broad-based stock option awards to date have generally vested in equal annual installments over a four-year period and RSU awards to date have generally vested in equal annual installments over a five-year period, in each case, from the grant date. PSU awards to date generally cliff vest at the end of a two to three-year period from the date of grant. In addition to equity awards outstanding under the two active plans described above, stock options and other equity awards outstanding under terminated plans and plans assumed in acquisitions are reflected in the information set forth below.

        The amount of stock-based compensation expense recognized in the consolidated statement of operations is reduced by estimated forfeitures, as the expense recorded is based on awards that are ultimately expected to vest. The forfeiture rate is estimated at the grant date based on historical experience and revised, if necessary, in subsequent periods if actual forfeitures differ from the estimated rate.

        The total income tax benefit recognized in the accompanying consolidated statement of operations for the years ended December 31, 2011, 2010 and 2009 related to stock-based compensation was $32.7 million, $32.2 million and $26.8 million, respectively.

        At December 31, 2011, there was $107.8 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is expected to be recognized over a weighted average period of approximately 2.1 years.

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14—STOCK-BASED COMPENSATION (Continued)

Stock Options

        A summary of changes in outstanding stock options is as follows:

	December 31, 2011
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
	(Shares and intrinsic value in thousands)
Outstanding at January 1, 2011	13,418	$22.06
Granted	2,563	32.37
Exercised	(4,733)	22.03
Forfeited	(683)	17.66
Expired	(40)	19.79

Outstanding at December 31, 2011	10,525	$24.88	7.1	$186,474

Options exercisable	3,871	$23.30	5.2	$74,704

        The following table summarizes the information about stock options outstanding and exercisable as of December 31, 2011:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Outstanding at December 31, 2011	Weighted- Average Remaining Contractual Life in Years	Weighted- Average Exercise Price	Exercisable at December 31, 2011	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price
	(Shares in thousands)
$0.01 to $10.00	28	1.4	$4.46	28	1.4	$4.46
$10.01 to $20.00	3,080	6.3	16.54	1,650	5.7	16.31
$20.01 to $30.00	3,483	6.6	22.02	1,473	5.6	22.56
$30.01 to $40.00	3,156	9.2	32.20	19	2.1	33.79
$40.01 to $50.00	778	4.1	41.76	701	3.4	41.80

	10,525	7.1	$24.88	3,871	5.2	$23.30

        The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between IAC's closing stock price on the last trading day of 2011 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2011. This amount changes based on the fair market value of IAC's common stock. The total intrinsic value of stock options exercised during the years ended December 31, 2011, 2010 and 2009 was $70.6 million, $16.4 million and $2.8 million, respectively.

        The fair value of each stock option award is estimated on the grant date using the Black-Scholes option pricing model. Approximately 2.6 million, 2.4 million and 0.9 million stock options were granted by the Company during the years ended December 31, 2011, 2010 and 2009, respectively.

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14—STOCK-BASED COMPENSATION (Continued)

        The Black-Scholes option pricing model incorporates various assumptions, including expected volatility and expected term. For purposes of this model, no dividends have been assumed. During 2011 and 2010, expected stock price volatilities were estimated based on the Company's historical volatility. Prior to 2010, due to the lack of sufficient historical IAC stock price volatilities subsequent to the 2008 spin-off, expected stock price volatilities were estimated based on historical stock price volatilities of peer companies operating in the same industry sector as IAC. The risk-free interest rates are based on U.S. Treasury yields for notes with comparable terms as the awards, in effect at the grant date. The following are the weighted average assumptions used in the Black-Scholes option pricing model:

	Years Ended December 31,
	2011	2010	2009
Expected volatility	30%	30%	59%
Risk-free interest rate	2.3%	2.4%	2.1%
Expected term	6.1 years	5.6 years	4.9 years
Dividend yield	0	0	0

        The weighted average fair value of stock options granted during the years ended December 31, 2011, 2010 and 2009 with exercise prices equal to the market prices of IAC's common stock on the date of grant was $11.08, $6.38 and $8.95, respectively. There were no stock options issued during the years ended December 31, 2011 and 2009 with exercise prices greater than the market value of IAC's common stock on the date of grant. The weighted average exercise price and weighted average fair value of stock options granted during the year ended December 31, 2010 with exercise prices greater than the market value of IAC's common stock on the date of grant were $32.00 and $11.05, respectively.

        Cash received from stock option exercises and the related tax benefit realized for the years ended December 31, 2011, 2010 and 2009 were: $89.8 million and $25.5 million; $39.1 million and $8.6 million; and $3.8 million and $0.8 million, respectively.

Restricted Stock Units and Performance-based Stock Units

        RSUs are awards in the form of phantom shares or units, denominated in a hypothetical equivalent number of shares of IAC common stock and with the value of each RSU equal to the fair value of IAC common stock at the date of grant. RSUs may be settled in cash, stock or both, as determined by the Committee at the time of grant. Each RSU and PSU grant is subject to service-based vesting, where a specific period of continued employment must pass before an award vests. PSUs also include performance-based vesting, where certain performance targets set at the time of grant must be achieved before an award vests. The Company recognizes expense for all RSUs and PSUs for which vesting is considered probable. For RSU grants the expense is measured at the grant date as the fair value of IAC common stock and expensed as non-cash compensation over the vesting term. For PSU grants the expense is measured at the grant date as the fair value of IAC common stock and expensed as non-cash compensation over the vesting term if the performance targets are considered probable of being achieved.

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 14—STOCK-BASED COMPENSATION (Continued)

        Nonvested RSUs and PSUs outstanding as of December 31, 2011 and changes during the year ended December 31, 2011 were as follows:

	RSUs		PSUs
	Number of shares	Weighted Average Grant Date Fair Value	Number of shares(a)	Weighted Average Grant Date Fair Value
	(Shares in thousands)
Nonvested at January 1, 2011	1,568	$24.78	3,898	$21.52
Granted	126	35.27	1,332	32.14
Vested	(1,060)	22.79	—	—
Forfeited	(74)	23.91	(689)	22.95

Nonvested at December 31, 2011	560	$31.06	4,541	$24.41

(a)
Included in the table are PSUs which cliff vest at the end of two or three years in varying amounts depending upon certain performance conditions. The PSU table above includes these awards at their maximum.

        The weighted average fair value of RSUs and PSUs granted during the years ended December 31, 2011, 2010 and 2009 based on market prices of IAC's common stock on the grant date was $32.41, $23.05 and $19.95, respectively. The total fair value of RSUs and PSUs that vested during the years ended December 31, 2011, 2010 and 2009 was $33.2 million, $23.6 million and $5.3 million, respectively.

Equity Instruments Denominated in the Shares of Certain Subsidiaries

        IAC has granted phantom equity units and stock options in various operating subsidiaries to certain members of the subsidiaries' management. These equity awards vest over a period of years or upon the occurrence of certain prescribed events. In some cases, IAC has taken a preferred interest in the subsidiary with a face value equal to the subsidiary's acquisition price or, when funding a start-up business, its investment cost, or a certain other fixed amount. In some cases, these preferred interests accrete with paid-in-kind dividends at a prescribed rate of return. The value of the phantom equity units and stock options is tied to the value of the common stock of the entity, with the equity awards management receives as a whole generally representing a small minority of the total common stock outstanding. Accordingly, these interests only have value to the extent the relevant business appreciates in value above the preferred interest (including the accretion of dividends), our investment cost or other fixed amount or, in the case of stock options, the initial value utilized to determine the exercise price. These interests can have significant value in the event of significant appreciation. The interests are ultimately settled in IAC common stock or cash at the option of IAC, with fair market value generally determined by negotiation or arbitration, at various dates through 2016. The expense associated with these equity awards is initially measured at fair value at the grant date and is expensed as non-cash compensation over the vesting term. The aggregate number of IAC common shares that would be required to settle these interests at current estimated fair values, including vested and unvested interests, as of December 31, 2011 is 2.2 million shares, which is included in the calculation of diluted earnings per share if the effect is dilutive. The comparable amount as of December 31, 2010 was 3.0 million shares.

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—SEGMENT INFORMATION

        The overall concept that IAC employs in determining its operating segments is to present the financial information in a manner consistent with how the chief operating decision maker and executive management view the businesses, how the businesses are organized as to segment management, and the focus of the businesses with regards to the types of services or products offered or the target market. Operating segments are combined for reporting purposes if they meet certain aggregation criteria, which principally relate to the similarity of their economic characteristics or, in the case of Other, do not meet the quantitative thresholds that require presentation as separate operating segments.

	Years Ended December 31,
	2011	2010	2009
	(In thousands)
Revenue:
Search & Applications	$1,040,507	$805,284	$649,642
Match	518,027	400,723	342,598
Local	303,418	263,749	230,426
Media	70,164	49,692	14,833
Other	128,065	118,749	110,765
Inter-segment elimination	(737)	(1,382)	(1,569)

Total	$2,059,444	$1,636,815	$1,346,695

	Years Ended December 31,
	2011	2010	2009
	(In thousands)
Operating Income (Loss):
Search & Applications	$204,006	$128,356	$(967,657)
Match	137,555	115,367	84,655
Local	25,533	8,405	3,974
Media	(16,275)	(23,385)	(16,061)
Other	(3,896)	(31,600)	(9,165)
Corporate	(149,161)	(147,348)	(133,733)

Total	$197,762	$49,795	$(1,037,987)

	Years Ended December 31,
	2011	2010	2009
	(In thousands)
Operating Income Before Amortization(a):
Search & Applications	$204,980	$140,792	$103,856
Match	156,274	122,057	94,124
Local	28,284	10,671	12,357
Media	(15,845)	(21,849)	(15,518)
Other	(2,499)	2,091	(7,493)
Corporate	(62,787)	(64,183)	(65,465)

Total	$308,407	$189,579	$121,861

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—SEGMENT INFORMATION (Continued)

	December 31,
	2011	2010
	(In thousands)
Segment Assets(b):
Search & Applications	$246,459	$260,288
Match	190,338	196,177
Local	46,581	42,473
Media	25,429	23,252
Other	15,910	13,191
Corporate	1,148,517	1,559,161

Total	$1,673,234	$2,094,542

	Years Ended December 31,
	2011	2010	2009
	(In thousands)
Depreciation:
Search & Applications	$25,484	$35,754	$31,395
Match	10,780	11,042	9,821
Local	10,388	7,785	6,259
Media	703	245	169
Other	851	828	2,575
Corporate	8,513	8,243	11,172

Total	$56,719	$63,897	$61,391

	Years Ended December 31,
	2011	2010	2009
	(In thousands)
Capital expenditures:
Search & Applications	$8,698	$17,169	$16,913
Match	17,447	10,087	7,814
Local	9,299	10,513	7,482
Media	905	474	273
Other	970	951	1,221
Corporate	2,635	635	235

Total	$39,954	$39,829	$33,938

(a)
The Company's primary metric is Operating Income Before Amortization, which is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of non-cash marketing, (3) amortization and impairment of intangibles, (4) goodwill impairment and (5) one-time items. The Company believes this measure is useful to investors because it represents the operating results from IAC's segments, taking into account depreciation, which it believes is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—SEGMENT INFORMATION (Continued)

  Amortization has certain limitations in that it does not take into account the impact to IAC's statement of operations of certain expenses, including non-cash compensation, non-cash marketing, and acquisition related accounting. IAC endeavors to compensate for the limitations of the non-U.S. GAAP measure presented by providing the comparable U.S. GAAP measure with equal or greater prominence, financial statements prepared in accordance with U.S. GAAP, and descriptions of the reconciling items, including quantifying such items, to derive the non-U.S. GAAP measure.

(b)
Consistent with the Company's primary metric (described in (a) above), the Company excludes, if applicable, goodwill and intangible assets from the measure of segment assets presented above.

        Revenue by geography is based on where the customer is located. Geographic information about revenue and long-lived assets is presented below:

	Years Ended December 31,
	2011	2010	2009
	(In thousands)
Revenue
United States	$1,583,322	$1,359,655	$1,138,820
All other countries	476,122	277,160	207,875

Total	$2,059,444	$1,636,815	$1,346,695

	December 31,
	2011	2010
	(In thousands)
Long-lived assets (excluding goodwill and intangible assets)
United States	$246,550	$267,060
All other countries	13,038	868

Total	$259,588	$267,928

        The following tables reconcile Operating Income Before Amortization to operating income (loss) for the Company's reportable segments:

	Year Ended December 31, 2011
	Operating Income Before Amortization	Non-Cash Compensation Expense	Amortization of Intangibles	Operating Income (Loss)
	(In thousands)
Search & Applications	$204,980	$202	$(1,176)	$204,006
Match	156,274	(1,642)	(17,077)	137,555
Local	28,284	—	(2,751)	25,533
Media	(15,845)	(427)	(3)	(16,275)
Other	(2,499)	(347)	(1,050)	(3,896)
Corporate	(62,787)	(86,374)	—	(149,161)

Total	$308,407	$(88,588)	$(22,057)	$197,762

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—SEGMENT INFORMATION (Continued)

	Year Ended December 31, 2010
	Operating Income Before Amortization	Non-Cash Compensation Expense	Amortization of Intangibles	Goodwill Impairment	Operating Income (Loss)
	(In thousands)
Search & Applications	$140,792	$(630)	$(11,806)	$—	$128,356
Match	122,057	153	(6,843)	—	115,367
Local	10,671	—	(2,266)	—	8,405
Media	(21,849)	(458)	(1,078)	—	(23,385)
Other	2,091	(180)	(5,479)	(28,032)	(31,600)
Corporate	(64,183)	(83,165)	—	—	(147,348)

Total	$189,579	$(84,280)	$(27,472)	$(28,032)	$49,795

	Year Ended December 31, 2009
	Operating Income Before Amortization	Non-Cash Compensation Expense	Amortization of Intangibles	Amortization of Non-Cash Marketing	Goodwill Impairment	Operating (Loss) Income
	(In thousands)
Search & Applications	$103,856	$(663)	$(147,488)	$(6,494)	$(916,868)	$(967,657)
Match	94,124	(154)	(4,940)	(4,375)	—	84,655
Local	12,357	(150)	(3,234)	(4,999)	—	3,974
Media	(15,518)	(226)	(317)	—	—	(16,061)
Other	(7,493)	(620)	(1,052)	—	—	(9,165)
Corporate	(65,465)	(68,268)	—	—	—	(133,733)

Total	$121,861	$(70,081)	$(157,031)	$(15,868)	$(916,868)	$(1,037,987)

        The following tables reconcile segment assets to total assets:

	December 31, 2011
	Segment Assets	Goodwill	Indefinite-Lived Intangible Assets	Definite-Lived Intangible Assets	Total Assets
	(In thousands)
Search & Applications	$246,459	$526,444	$163,604	$6	$936,513
Match	190,338	667,073	156,699	21,501	1,035,611
Local	46,581	127,698	18,205	1,293	193,777
Media	25,429	15,590	1,800	—	42,819
Other	15,910	21,719	11,180	3,819	52,628
Corporate(c)	1,148,517	—	—	—	1,148,517

Total	$1,673,234	$1,358,524	$351,488	$26,619	$3,409,865

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 15—SEGMENT INFORMATION (Continued)

	December 31, 2010
	Segment Assets	Goodwill	Indefinite-Lived Intangible Assets	Definite-Lived Intangible Assets	Total Assets
	(In thousands)
Search & Applications	$260,288	$526,681	$163,604	$1,181	$951,754
Match(d)	196,177	297,974	42,118	979	537,248
Local	42,473	127,367	17,719	4,005	191,564
Media	23,252	15,759	2,400	20	41,431
Other	13,191	21,712	11,180	1,838	47,921
Corporate(c)	1,559,161	—	—	—	1,559,161

Total	$2,094,542	$989,493	$237,021	$8,023	$3,329,079

(c)
Corporate assets consist primarily of cash and cash equivalents, marketable securities and IAC's headquarters building.

(d)
Included in the segment assets of Match at December 31, 2010 is its investment in Meetic, which was accounted for as an equity method investment. During the third quarter of 2011, Match obtained a controlling financial interest in Meetic. Accordingly, this purchase was accounted for under the acquisition method of accounting.

NOTE 16—COMMITMENTS

        The Company leases land, office space, data center facilities and equipment used in connection with its operations under various operating leases, many of which contain escalation clauses. The Company is also committed to pay a portion of the related operating expenses under the data center lease agreement. These operating expenses are not included in the table below.

        Future minimum payments under operating lease agreements are as follows:

Years Ending December 31,	(In thousands)
2012	$22,209
2013	19,515
2014	15,494
2015	13,685
2016	13,287
Thereafter	196,098

Total	$280,288

        Expenses charged to operations under these agreements were $31.3 million, $31.1 million and $26.4 million for the years ended December 31, 2011, 2010 and 2009, respectively.

        The Company's most significant operating lease is a 77 year ground lease for IAC's headquarters building in New York City and approximates 66% of the future minimum payments due under all operating lease agreements in the table above.

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 16—COMMITMENTS (Continued)

        The Company also has funding commitments that could potentially require its performance in the event of demands by third parties or contingent events, such as under letters of credit extended as follows:

	Amount of Commitment Expiration Per Period
	Total Amounts Committed	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(In thousands)
Guarantee and letters of credit	$8,676	$8,676	$—	$—	$—
Purchase obligations	55,757	19,394	31,697	4,666	—

Total commercial commitments	$64,433	$28,070	$31,697	$4,666	$—

        The guarantee relates to the Company's guarantee of an equity method investee's debt. The letters of credit support the Company's casualty insurance program. The purchase obligations primarily include advertising commitments, which commitments are reducible or terminable such that these commitments can never exceed associated revenue by a meaningful amount. Purchase obligations also include minimum payments due under telecommunication contracts related to data transmission lines.

NOTE 17—CONTINGENCIES

        In the ordinary course of business, the Company is a party to various lawsuits. The Company establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where we believe an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that resolving claims against us, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. The Company also evaluates other contingent matters, including tax contingencies, to assess the probability and estimated extent of potential loss. It is possible that an unfavorable outcome of one or more of these lawsuits or other contingencies could have a material impact on the liquidity, results of operations, or financial condition of the Company. See Note 4 for additional information related to income tax contingencies.

NOTE 18—SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental Disclosure of Non-Cash Transactions for 2011

        On February 8, 2011, in connection with the Liberty Exchange, the Company received 0.1 million shares of IAC common stock, valued at $2.9 million, in fulfillment of post-closing working capital adjustments.

        On January 31, 2011, IAC contributed The Daily Beast, previously reported in IAC's former Media & Other segment, to a newly formed venture with Harman Newsweek called The Newsweek/Daily Beast Company. IAC and Harman Newsweek operate The Newsweek/Daily Beast Company jointly.

        The consideration for the acquisition of OkCupid on January 20, 2011 includes a contingent consideration arrangement which is described in Note 5.

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 18—SUPPLEMENTAL CASH FLOW INFORMATION (Continued)

Supplemental Disclosure of Non-Cash Transactions for 2010

        On December 1, 2010, in accordance with the Company's stock exchange agreement with Liberty, IAC exchanged $217.9 million in cash and all the outstanding shares of Celebrate Interactive, Inc., a wholly owned subsidiary of IAC that held all the equity interests of Evite, Inc., Giftco, Inc. and IAC Advertising, LLC, for substantially all of Liberty's shares of IAC common stock and all of its shares of Class B common stock, which were valued at $364.2 million based on the closing price of IAC common stock on December 1, 2010.

        On March 10, 2010, Match and Meetic completed a transaction in which Match contributed its Latin American business ("Match Latam") and Meetic contributed Parperfeito to a newly formed venture. These contributions, along with a $3.0 million payment from Match to Meetic, resulted in each party owning a 50% equity interest in the newly formed venture, which was valued at $72 million. No gain or loss was recognized on this transaction as the fair value of the consideration received by Match equaled the fair value of the assets exchanged.

Supplemental Disclosure of Non-Cash Transactions for 2009

        The Company recorded a $4.1 million reduction to the 2008 spin-off distribution. This reflects a reduction in the Company's income tax liability and a corresponding increase in the income tax liability of the spun-off businesses as of the date of the spin-off. This reduced tax liability is primarily due to elections made by the Company pursuant to the tax sharing agreement executed in connection with the spin-off. The amount is included in the consolidated statement of shareholders' equity as an increase to additional paid-in-capital.

        On June 5, 2009, IAC completed the sale of Match Europe to Meetic. In exchange for Match Europe, IAC received a 27% stake in Meetic (approximately 6.1 million shares of Meetic common stock), valued at $154.8 million, plus a promissory note valued at $6.2 million. The promissory note was subsequently paid in the fourth quarter of 2009.

        On January 31, 2009, IAC completed the sale of ReserveAmerica to The Active Network, Inc. ("Active"). In exchange for ReserveAmerica, IAC received approximately 3.5 million shares of Active convertible preferred stock, valued at $33.3 million. No gain or loss was recognized on the sale of ReserveAmerica as the fair value of the Active convertible preferred stock received was equivalent to the carrying value of ReserveAmerica.

Supplemental Disclosure of Cash Flow Information:

        During 2010, IAC received a dividend of $11.4 million from Meetic, which the Company deemed to be a partial return of its investment. Accordingly, the dividend is reflected as a cash flow from an investing activity in the accompanying consolidated statement of cash flows.

	Years Ended December 31,
	2011	2010	2009
	(In thousands)
Cash paid (received) during the period for:
Interest	$5,128	$5,113	$5,682
Income tax payments	42,094	19,311	8,397
Income tax refunds	(3,609)	(72,198)	(136,435)

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 19—RELATED PARTY TRANSACTIONS

        On December 1, 2010, the Company completed a tax-free exchange with Liberty. See Note 12 for additional information regarding this exchange.

        In connection with and following the Expedia spin-off, the Company and Expedia entered into various commercial agreements, which generally include distribution agreements, services agreements and advertising agreements, as well as a cost sharing agreement. Transactions related to these agreements have, in recent years, been immaterial. The Company and Expedia are related parties since they are under common control, given that Mr. Diller serves as Chairman and Senior Executive of both IAC and Expedia.

        In addition, each of the Company and Expedia has a 50% ownership interest in an aircraft that may be used by both companies. Members of this aircraft's flight crew are employed by an entity in which each of the Company and Expedia has a 50% ownership interest. The Company and Expedia have agreed to share costs relating to flight crew compensation and benefits pro-rata according to each company's respective usage of the aircraft, for which they are separately billed by the entity described above. From 2009 through 2011, total payments made to this entity by the Company were immaterial.

NOTE 20—BENEFIT PLANS

        IAC has a retirement savings plan in the United States that qualifies under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to 50% of their pre-tax earnings, but not more than statutory limits. IAC contributes fifty cents for each dollar a participant contributes in this plan, with a maximum contribution of 3% of a participant's eligible earnings. Matching contributions for the plan for the years ended December 31, 2011, 2010 and 2009 were $5.0 million, $4.9 million and $4.5 million, respectively. Matching contributions are invested in the same manner as each participant's voluntary contributions in the investment options provided under the plan. Investment options in the plan include IAC common stock, but neither participant nor matching contributions are required to be invested in IAC common stock.

        IAC also has or participates in various benefit plans, principally defined contribution plans, for its international employees. IAC's contributions for these plans for the years ended December 31, 2011, 2010 and 2009 were $1.4 million, $0.4 million and $0.5 million, respectively. The increase in contributions for 2011 relates primarily to the acquisition of Meetic.

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 21—QUARTERLY RESULTS (UNAUDITED)

	Quarter Ended March 31	Quarter Ended June 30	Quarter Ended September 30(a)	Quarter Ended December 31
	(In thousands, except per share data)
Year Ended December 31, 2011
Revenue	$460,213	$485,404	$516,884	$596,943
Cost of revenue	172,718	181,472	188,642	218,412
Operating income	37,336	58,231	46,740	55,455
Earnings from continuing operations	20,168	45,630	67,973	41,798
(Loss) earnings from discontinued operations, net of tax	(1,948)	(2,488)	(3,922)	4,366
Net earnings	18,220	43,142	64,051	46,164
Net earnings attributable to IAC shareholders	18,070	42,424	64,973	48,766
Per share information attributable to IAC shareholders:
Basic earnings per share from continuing operations(d)	$0.22	$0.50	$0.81	$0.53
Diluted earnings per share from continuing operations(d)	$0.21	$0.46	$0.73	$0.48
Basic earnings per share(d)	$0.20	$0.47	$0.77	$0.58
Diluted earnings per share(d)	$0.19	$0.44	$0.69	$0.53

	Quarter Ended March 31(b)	Quarter Ended June 30	Quarter Ended September 30	Quarter Ended December 31(c)(e)
	(In thousands, except per share data)
Year Ended December 31, 2010
Revenue	$378,178	$394,244	$412,966	$451,427
Cost of revenue	131,149	140,638	147,933	174,096
Operating income (loss)	8,925	24,633	37,684	(21,447)
(Loss) earnings from continuing operations	(14,597)	15,421	22,440	(32,657)
(Loss) earnings from discontinued operations, net of tax	(4,727)	(2,586)	(4,795)	115,853
Net (loss) earnings	(19,324)	12,835	17,645	83,196
Net (loss) earnings attributable to IAC shareholders	(18,705)	13,591	17,509	86,964
Per share information attributable to IAC shareholders:
Basic (loss) earnings per share from continuing operations(d)	$(0.12)	$0.15	$0.22	$(0.30)
Diluted (loss) earnings per share from continuing operations(d)	$(0.12)	$0.14	$0.21	$(0.30)
Basic (loss) earnings per share(d)	$(0.16)	$0.12	$0.17	$(0.90)
Diluted (loss) earnings per share(d)	$(0.16)	$0.12	$0.16	$(0.90)

IAC/INTERACTIVECORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 21—QUARTERLY RESULTS (UNAUDITED) (Continued)

(a)
The third quarter of 2011 includes an after-tax loss of $11.7 million related to marking down the carrying value of Match's 27% equity method investment in Meetic to fair value (i.e., the tender offer price of €15.00 per share) upon achieving control. The third quarter of 2011 also includes the release of a previously established deferred tax liability of $43.6 million in connection with the acquisition of Meetic.

(b)
The first quarter of 2010 includes an after-tax impairment charge of $18.3 million related to the write-down of one of the Company's equity method investments to fair value.

(c)
The fourth quarter of 2010 includes after-tax impairment charges of $30.8 million related to the write-down of the goodwill and intangible assets of Shoebuy and $11.0 million related to the write-down of an indefinite-lived intangible asset of IAC Search & Media and an after-tax impairment charge of $4.6 million related to the write-down of one of the Company's cost method investments to fair value.

(d)
Quarterly per share amounts may not add to the related annual per share amount because of differences in the average common shares outstanding during each period.

Discontinued operations

(e)
The fourth quarter of 2010 includes a gain of $140.8 million related to the tax-free exchange of Evite, Gifts.com and IAC Advertising Solutions to Liberty, and an after-tax impairment charge of $31.6 million related to the write-down of the goodwill of InstantAction.

NOTE 22—SUBSEQUENT EVENTS

        On February 1, 2012, IAC's Board of Directors declared a quarterly cash dividend of $0.12 per share of common and Class B common stock outstanding to be paid to stockholders of record as of the close of business on February 15, 2012, with a payment date of March 1, 2012. Based on the Company's current shares outstanding, the total amount of this dividend will be approximately $10.4 million.

        Between January 1, 2012 and January 27, 2012, IAC repurchased 1.8 million shares of common stock for aggregate consideration of $74.1 million.

 Schedule II

IAC/INTERACTIVECORP AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charges to Earnings		Charges to Other Accounts		Deductions		Balance at End of Period
	(In thousands)
2011
Allowance for doubtful accounts and revenue reserves	$8,848	$8,898	(1)	$(329)		$(10,108	)(4)	$7,309
Sales returns accrual	913	107		—		—		1,020
Deferred tax valuation allowance	40,266	5,732	(2)	(914	)(3)	—		45,084
Other reserves	1,555							2,119
2010
Allowance for doubtful accounts and revenue reserves	$10,515	$9,013	(1)	$81		$(10,761	)(4)	$8,848
Sales returns accrual	873	40		—		—		913
Deferred tax valuation allowance	35,331	4,511	(5)	424	(6)	—		40,266
Other reserves	2,666							1,555
2009
Allowance for doubtful accounts and revenue reserves	$10,293	$10,361	(1)	$(520)		$(9,619	)(4)	$10,515
Sales returns accrual	794	79		—		—		873
Deferred tax valuation allowance	39,515	(1,728	)(7)	(2,456	)(8)	—		35,331
Other reserves	3,079							2,666

(1)
Additions to the allowance for doubtful accounts is charged to expense. Additions to the revenue reserve is charged against revenue.

(2)
Amount is primarily related to losses from equity method investments.

(3)
Amount is primary related to the net release of the valuation allowance on net benefited losses for 2011 unrealized gains on available-for-sale securities included in accumulated other comprehensive income.

(4)
Write-off of fully reserved accounts receivable.

(5)
Amount is primarily related to net unbenefited unrealized losses including an impairment charge from equity method investments and an increase in foreign net operating losses partially offset by a write-off of previously unbenefited deferred tax assets for state capital loss carryforwards.

(6)
Amount is primary related to unbenefited unrealized losses on available-for-sale securities included in accumulated other comprehensive income.

(7)
Amount is primarily related to a decrease in state net operating losses partially offset by an increase for unbenefited state capital loss carryforwards and foreign net operating losses.

(8)
Amount is primarily related to the release of a valuation allowance on net benefited losses for 2009 unrealized gains on available-for-sale securities included in accumulated other comprehensive income.

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  Exhibit 99.3
  Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations
MANAGEMENT OVERVIEW
FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES
CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS
IAC'S PRINCIPLES OF FINANCIAL REPORTING
RECONCILIATION OF OPERATING INCOME BEFORE AMORTIZATION
  Item 8. Consolidated Financial Statements and Supplementary Data
Report of Independent Registered Public Accounting Firm
IAC/INTERACTIVECORP AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET
IAC/INTERACTIVECORP AND SUBSIDIARIES CONSOLIDATED STATEMENT OF OPERATIONS
IAC/INTERACTIVECORP AND SUBSIDIARIES CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
IAC/INTERACTIVECORP AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CASH FLOWS
IAC/INTERACTIVECORP AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  Schedule II
IAC/INTERACTIVECORP AND SUBSIDIARIES VALUATION AND QUALIFYING ACCOUNTS